As filed with the Securities and Exchange Commission on October 16, 2006

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Name of small business issuer in its charter)

Nevada	3663	20-0064269
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4831 W. 136th Street, Suite 300

Leawood, KS 66224

(913) 814-7774

(Address and telephone number of principal executive offices)

4831 W. 136th Street, Suite 300

Leawood, KS 66224

(Address of principal place of business or intended principal place of business)

With copies to:

Digital Ally, Inc. Attn: Stanton Ross 4831 W. 136th Street Suite 300 Leawood, KS 66224 Phone: (913) 814-7774 Fax: (913) 814-7775	Christian J. Hoffmann, III, Esq. Quarles & Brady Streich Lang LLP One Renaissance Square Two North Central Avenue Phoenix, Arizona 85004 Phone: (602) 229-5200 Fax: (602) 420-5008
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $.001 par value	6,753,750(3)	$2.150	$14,520,563	$1,554

(1)	Pursuant to Rule 416, under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock as may become issuable pursuant to certain applicable provisions providing for the adjustment of the number of shares issuable upon exercise of the warrants and options.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee paid pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock and warrants on October 9, 2006, as reported on the Pink Sheets.

(2)	Represents 5,759,000 shares of common stock outstanding and warrants and options to acquire 994,750 shares of common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2006

PROSPECTUS

DIGITAL ALLY, INC.

Resale of 6,753,750 shares of common stock, par value $.001 per share

This is a prospectus for the resale of up to 5,759,000 shares of our issued and outstanding common stock, par value $.001 per share, by the selling stockholders listed herein, in the over-the-counter market at the prevailing market price or in negotiated transactions, and up to 994,750 shares of common stock issuable upon the exercise of outstanding warrants and options to acquire our common stock.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. Because the selling stockholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds from the sale of the shares to the selling stockholders. For a description of the plan of distribution of these securities, please see “Plan of Distribution” on page 20 of this prospectus.

Our common stock is included for quotation in the Pink Sheets under the symbol “DGLY.PK.” The closing bid price for our common stock on                     , 2006 was $             per share.

Investing in our common stock involves very high risks. See “ Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is                     , 2006.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Electronic filings filed on or after July 1, 1992 are available via the Electronic Data Gathering Analysis and Retrieval System (EDGAR) at the public reference facility. The SEC also maintains a web site that contains reports, proxy and information statements and other materials that are filed through EDGAR which can be accessed at http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

We hereby undertake to provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request of each person, a copy of any document incorporated herein by reference. Requests should be directed to:

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

4831 W. 136th Street, Suite 300

Leawood, KS 66224

Telephone: (913) 814-7774

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

This prospectus covers the resale of up to an aggregate of 5,759,000 shares of our common stock, which were sold in private placements that closed in September 2005 and in September 2006 and warrants and options to acquire 994,750 shares of common stock issued between September 2005 and September 2006 with exercise prices ranging from $1.00 to $2.75 per share.

Products

Digital Ally produces digital video imaging and storage products for use in law enforcement and security applications. Our current products are a digital video flashlight (“DVF”) and a low cost, no-installed in-car digital video rear view mirror (“DVM”), and we intend to also produce a digital video security camera (“DVSC”). These products allow self-contained video and audio recording onto flash memory cards that are incorporated in the body of the flashlight, the DVM or the DVSC. These products all incorporate our proprietary digital compression capability that allows the recording of video over significant time periods on a chip and circuit board that can be designed into a small form. We sell our products to law enforcement agencies and other security organizations and for consumer and commercial applications through direct sales and third-party distributors. In addition to selling our products directly to our customers, we plan to sell the mounted boards containing the technology that incorporates digital video and sound into non-competing products to OEM customers. We anticipate that the same high-performance digital video recording may be incorporated into a wide array of other products; therefore, we will offer our technology on an OEM basis to those non-competing manufacturers who may have existing products and distribution capabilities.

History

We were originally incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In the merger, the stockholders of the Acquired Company received one of our shares of common stock for each three shares of the Acquired Company they owned, resulting in the issuance of 5,000,000 shares of our common stock to stockholders of the Acquired Company. Our original stockholders retained 1,500,000 shares of our common stock after they transferred 1,000,000 of their shares to Charles A. Ross, Jr., the principal stockholder of the Acquired Company, in connection with, but not as a part of, the merger. We were renamed Digital Ally, Inc. after the merger.

THE OFFERING

Common Stock	Up to 5,759,000 shares of common stock and up to 994,750 shares of common stock issuable upon exercise of outstanding options and warrants may be offered under this prospectus.
Common Stock Outstanding

Common stock outstanding prior to this offering	13,259,027 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	18,253,777 shares

Pink Sheet Symbol	Common stock: “DGLY.PK”

Proposed OTC Bulletin Board Symbol	Common stock: “DGLY.OB”(2)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Plan of Distribution	The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices.

We are paying all of the expenses in connection with the preparation of this prospectus and the related Registration Statement, estimated at $97,554. See “Selling Stockholders” and “Plan of Distribution.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at September 30, 2006.

(2)	We have not yet applied for listing on the OTC Bulletin Board. The symbol “DGLY.OB” may not be available when we apply for listing with the OTC Bulletin Board.

RISK FACTORS

Investment in our common stock involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus.

Risk Factors

We have a history of operating losses

We were formed on May 16, 2003 and were a development stage company from May 16, 2003 to March 2006 when we started selling units and became an operating company. We have an accumulated deficit of $6,126,590 as of June 30, 2006. We have a limited operating history upon which investors may rely to evaluate our prospects. Such prospects must be considered in light of the problems, expenses, delays and complications associated with a new business. At June 30, 2006, we had working capital of approximately $1,446,169. Losses have resulted principally from costs incurred in the research and development of our technology and products, salaries and general and administrative costs. We have generated nominal revenue to date.

We expect to continue to generate operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability

We expect to continue to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. Our ability to commence revenue operations and achieve profitability will depend on our products functioning as intended, the market acceptance of our initial digital video products and our capacity to develop, introduce and bring additional products to market. There can be no assurance that we will ever generate sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

Our auditors have expressed a going concern opinion

We have incurred losses, primarily as a result of our development stage and pre-production expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern.

It is uncertain whether we will need additional financing

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development and competition. We believe that the net proceeds from our prior capital raising activities, together with our projected revenue and cash flow from operations, if any, may not be sufficient to fund our working and other capital requirements for the next twelve months. We therefore may need to raise additional funds to finance our capital requirements through private or public financings before such point for a variety of reasons, including our inability to deliver our product to customers in 2006 as we anticipated, and to achieve a profitable level of operations. Such financing could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to make acquisitions and borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders. We do not currently have any commitments for additional financing. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our production, sales and research and development activities and/or otherwise materially reduce our operations. Any inability to raise adequate funds could have a material adverse effect on our business, results of operation and financial condition.

We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products

We researched the markets for our products using our own personnel rather than third parties. We have conducted limited test marketing and thus have relatively little information on which to estimate our levels of sales, the amount of revenue our planned operations will generate and our operating and other expenses. There can be no assurance that we will be successful in our efforts to market our products or to develop our markets in the manner we contemplate.

The markets for our products and technology are developing and rapidly evolving and are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology is also intended to be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

There are risks related to dealing with public entities as customers

One of the principal target markets for our products is law enforcement. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. These agencies also may experience political pressure that dictates the manner in which they spend money. As a result, even if an agency wants to acquire our product, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision making policies and procedures.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return

Generally, law enforcement and other agencies that may consider using our product must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from 60 days to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our product by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the product. If these potential customers do not purchase our product, we will have expended significant resources and receive no revenue in return.

Our market is characterized by new products and rapid technological change

The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our success will depend in part on our ability to enhance our planned technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of digital video recording technology and products both as stand alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

If we are unable to compete in our market, you may lose all or part of your investment

Our market is highly competitive and highly fragmented. The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy, cost and other factors. Our primary competitors are expected to include companies with substantially greater financial, technological, marketing, personnel and research and development resources than we currently have. There are direct competitors who have competitive technology and products for all of our products. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours. Further, there can be no assurance that new companies will not enter our markets in the future. Although we believe that our products will be distinguishable from those of our competitors on the basis of their technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of the market. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers which may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against currently anticipated or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment. See “Description of Business-Competition.”

Digital video has yet to be widely accepted as admissible scientific evidence in court

Videos from analog mobile-in-car video systems have long been accepted by the courts as reliable scientific evidence. However, because of its relatively recent introduction, digital video systems, in general, and our products, specifically, have not undergone the rigorous scientific testing that courts may demand before recognizing their reliability. If video files from digital in-car video units are not admissible in a court of law, law enforcement agencies are not likely to purchase the product.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs

Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims.

We are dependent on key personnel

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross, Kenneth L. McCoy and Robert D. Haler. The loss of the services of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We intend to obtain and maintain key-man life insurance policies on Stanton E. Ross and Robert D. Haler in the amounts of $500,000 each until we reach positive cash flow, if such policies can be obtained and maintained at a reasonable cost to us. We are also dependent to a substantial degree on our technical and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not to date experienced difficulty in attracting qualified personnel, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We have limited marketing capability

We have limited marketing capabilities and resources. In order to achieve market penetration we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our technology and products. Our ability to penetrate the market and build our customer base will be substantially dependent on our marketing efforts, including our ability to establish strategic marketing arrangements with law enforcement departments and distributors to the law enforcement and security markets. No assurance can be given that we will be able to enter into any such arrangements or if entered into that they will be successful. Our failure to successfully develop our marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on our business, operating results and financial condition. Further, there can be no assurance that, if developed, such marketing capabilities will lead to sales of our technologies and products.

We are dependent on manufacturers and suppliers

We purchase, and intend to continue to purchase, all of the components for our products from a limited number of manufacturers and suppliers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers is expected to continue and involves several risks, including limited control over the availability of components, delivery schedules, pricing and product quality. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

We are uncertain of our ability to protect technology through patents

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for patent protection in the United States and certain other countries to cover certain design aspects of our products. However, we license the critical technology on which our products are based from a third party.

These patent applications are under review by the U.S. Patent Office and therefore we have not been issued any patents in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

If we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents issue there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, in the event a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe so as to avoid infringement liability. Any redesign efforts undertaken by us might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are uncertain of our ability to protect our proprietary technology and information

In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks related to our license arrangements

We have a licensing agreement with Ingenient, Inc. regarding certain software used as the platform for the proprietary software we have developed for use in our products. This licensing agreement has a term of three years, expiring in March 2007. Such license is renewable on an annual basis thereafter provided the parties are in compliance with the agreement. If we fail to make the payments under this license or the license is not renewed for any reason, it would cause us significant time and expense to redevelop our software on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

We have not completed our trademark registration

We intend to promote the Digital Ally trademarks in connection with our proposed marketing activities. We have not yet applied for trademark protection of any of our marks. However, we intend in the future to pursue the registration of our marks in the United States and other countries. There can be no assurance that prior registrations and/or uses of one or more of such marks, or a confusingly similar mark, does not exist in one or more of such countries, in which case we might thereby be precluded from registering and/or using such mark in such country.

There are economic and general risks relating to business

The success of our activities is subject to risks inherent in business generally, including demand for products and services; general economic conditions; changes in taxes and tax laws; and changes in governmental regulations and policies.

There is a limited market for your shares and you may not be able to sell them

There is no assurance that any future registration statement will be declared effective by the SEC. We expect the SEC to scrutinize our registration statements because of the relatively early stage of development of our business compared to most public companies.

We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). We do not meet the qualifications for NASDAQ or the other national exchanges. Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active market will develop for our common stock on the OTC Bulletin Board. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listed on the OTC Bulletin Board.

Coalitions of a few of our larger stockholders have sufficient voting power to make corporate governance decisions that could have significant effect on us and the other stockholders

Our officers, directors, principal stockholders (greater than five percent stockholders) and Charles A. Ross, Jr. together control approximately 22.9% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

Risks Relating to this Registration

The sale of substantial amounts of our common stock may have a depressive effect on the market price of the outstanding shares of our common stock

Of the 13,259,027 shares of our common stock outstanding at September 30, 2006, 6,742,334 are “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under

Rule 144, each person holding restricted securities for a period of one year, two years in the case of directors and officers, may sell, every three months, in ordinary brokerage transactions or to market makers, an amount of shares up to, and including, the greater of 1% of a company’s then outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale. Of our shares of common stock outstanding, 5,783,334 were eligible for sale under Rule 144 as of September 30, 2006. Sales of substantial amounts of common stock by our stockholders under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of the shares of our common stock and could impair our ability to raise capital through the sale of our equity securities. See “Description of Securities,” “Security Ownership of Certain Beneficial Owners and Management” and “Plan of Distribution.”

The possible issuance of common stock subject to options and warrants may dilute the interest of stockholders

We have granted options to purchase 2,500,000 shares of our common stock for issuance under our 2005 Stock Option and Restricted Stock Plan and 200,000 shares of our common stock for issuance to persons outside the Plan. We have reserved an additional 1,500,000 shares of common stock under our 2006 Stock Option and Restricted Stock Plan, all of which have been granted as of September 30, 2006. In addition, we have 709,750 shares issuable upon exercise of warrants granted to third parties. To the extent that outstanding stock options and warrants are exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options.

We have a limited public market and there are restrictions on transfer

Our common stock has qualified for trading through the Pink Sheets under the symbol “DGLY.PK” and limited trading has recently commenced. Further, there can be no assurance that an active trading market will develop. There is, therefore, no assurance that shares of our common stock can be resold at or near the price paid for such shares or at all in the future.

Because our common stock is considered a “penny stock,” any investment in the Units is considered to be a high-risk investment and is subject to restrictions on marketability.

Our common stock is currently traded in the Pink Sheets and we intend in the near term to list our common stock on the OTC Bulletin Board. It is considered a “penny stock.” The Pink Sheets and OTC Bulletin Board are generally regarded as less efficient trading markets than the Nasdaq SmallCap Market.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Since our common stock is subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market in the future.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. See “Dividend Policy.”

Any future sale of a substantial number of shares of our common stock could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of September 30, 2006, we had 13,259,027 shares of common stock outstanding, of which 5,759,000 will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions, and warrants and options to acquire an additional 994,750 shares of common stock, all of which are eligible for resale in the public market, subject to vesting and applicable federal securities law restrictions.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of our common stock. The common stock can be issued by our board of directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of our Company held by public stockholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float

The market price of our common stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	digital video in-car recording products not being accepted by the law enforcement industry or digital video recording not being accepted as evidence in criminal proceedings;

•	actual or anticipated fluctuations in our operating results;

•	the potential absence of securities analysts covering us and distributing research and recommendations about us;

•	we expect our operating losses to continue while we increase our sales and production capabilities and other operations;

•	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

•	overall stock market fluctuations;

•	economic conditions generally and in the law enforcement and security industries in particular;

•	announcements concerning our business or those of our competitors or customers;

•	our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

•	announcements of technological innovations;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	future sales of common stock;

•	existence or lack of patents or proprietary rights;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Indemnification of officers and directors

The articles of incorporation and the bylaws of the Company contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders of the Company therefore will have only limited recourse against the individuals.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

Because the selling stockholders will offer and sell the shares of our common stock at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders.

DILUTION

Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

Each of the selling stockholders listed below is, as of the date of this prospectus, the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling stockholder’s name. The issuance of our common stock to the selling stockholders was a transaction exempt from the registration requirements of the Securities Act and various state securities laws.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

The following table provides certain information with respect to the common stock owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. Except as described below, no Selling Shareholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock.

		Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Common Stock Registered Hereby	No.(1)	% of Class
Aeratus, LLC	62,500	0	*
Frank A. Agnone	30,000	0	*
Michael A. Albarran	45,000	0	*
Murray Y. Alderfer	5,000	0	*
David Appleton	18,750	0	*
John Ashcroft	10,000	0	*
Ashcroft Group, LLC	25,000	0	*
Aspen Enterprises LLC	10,000	0	*
Robert E. Badding Revocable Living Trust UA 2/22/01	40,000	0	*
Wilbur E. Berry, Jr.	5,000	0	*
William P. Bingham, Sr. Living Trust	50,000	0	*
Joseph Blankenship	10,000	0	*
Scott Alan Bjerk	25,000	0	*
Bradley C. Boers	37,500	0	*
John Boesel	244,375	0	*
J. Philip Boesel, Jr.	5,000	0	*
Don A. Boselli, Jr.	50,000	0	*
Brady Energy Corp.	14,000	0	*
Paul Branigan	25,000	0	*
Frances M. Brocato, Trustee Frances M. Brocato Trust	37,500	0	*
Mark A. Brunell	90,000	0	*
Harvey M. Burstein	37,500	0	*
Ronald Burstein and Laura Burstein	25,000	0	*
Harry L. Bush	105,000	0	*
Timothy J. Canyon	60,000	0	*

		Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Common Stock Registered Hereby	No.(1)	% of Class
David & Tina Carlstrom	5,000	0	*
Harold S. Carpenter	25,000	0	*
The Donald John Casey Family TR DTD 12/29/83	50,000	0	*
Kent Casey	111,000	0	*
Mark B. Casey	6,500	0	*
Casey/Osler Limited Partnership	12,500	0	*
RBC Dain Raucher FBO Donald E. Clark IRA	50,000	0	*
Dwight & Charlene Clark	25,000	0	*
Claypoole Capital, LLC(2)	34,000	0	*
CMA Fund, Inc.	200,000	0	*
Coal Creek Energy LLC	37,500	0	*
Steve Cochenet	125,000	0	*
Martin G. Crowe	25,000	0	*
CSC Consulting Group, Inc.	200,000	0	*
Daniels & Kaplan, P.C.	10,000	0	*
The Delray Trust, Raymond L. Bradley, Trustee	75,000	0	*
Raymond Bradley, Trustee The Delray Trust UA DTD 4/27/94	37,500	0	*
The Delray Trust UA DTD 4/27/94	50,000	0	*
RBC Dain Raucher FBO Angie Marie Depew IRA	25,000	0	*
RBC Dain Raucher FBO Mark Depew IRA	25,000	0	*
Mark Depew	13,500	0	*
Gary L. Derscheid	100,000	0	*
Stanley Gene Dreckman	15,000	0	*
R. Jerry Falkner	50,000	0	*
Eugene Feldhausen (3)	50,000	0	*
William J. Felsenthal	12,500	0	*
William J. Felsenthal IRA, FCC as Custodian	25,000	0	*
Joseph A. Feste	10,000	0	*
Brian Flood	7,500	0	*
William Ford, Jr.	25,000	0	*
Ira Gaines	75,000	0	*
Douglas L. Gill	10,000	0	*
Graeme Family A Partnership	18,750	0	*
Robert K. Green Trust	500,000	0	*
David H. Halevy	10,000	0	*
Kyle Hamilton	12,500	0	*
Robin R. Hamilton	25,000	0	*
Robert R. & Jeanette M. Hefferman	8,400	0	*
Stephen Helburn	50,000	0	*
Judd R. Herberger	100,000	0	*
Michael and Susan Herman Community Property Living Trust	25,000	0	*
Charles E. Hikes III Living Trust	30,000	0	*
Jonathan Hoffer	25,000	0	*
Gary L. Howard and Delores J. Howard	35,000	0	*
Hyland Real Estate Investment Group LLC	50,000	0	*
Amy Hyman Roth IRA FCC as Custodian	3,200	0	*
Reid S. Johnson Family Trust 9/1/02	500,000	0	*
Darrell Matthew Jones	25,000	0	*
Lee Russell Jones, Jr.	25,000	0	*
Allan J. Kassen and Rona Kassen	35,000	0	*
Robert R. Kauffman	75,000	0	*
Debus & Kazan Defined Benefit Plan	25,000	0	*
Donna M. Keith	5,000	0	*
Richard Kelly	36,125	0	*

		Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Common Stock Registered Hereby	No.(1)	% of Class
Phil Kendrick, Jr.	5,000	0	*
Phil S. Kendrick	6,250	0	*
Robert H. Kite	25,000	0	*
Roy & Linda Kite, Co-trustees of the Kite Family Trust	25,000	0	*
Thomas R. Kmak	250,000	0	*
Jeff Lambert	50,000	0	*
John W. Lambert	50,000	0	*
Arlin D. Lapp	10,000	0	*
Neil Livingstone	10,000	0	*
Jack Logan	25,000	0	*
Millard D. Logan	5,000	0	*
Daniel Lowe	30,000	0	*
Mable Trust RA Manogue, Trustee	100,000	0	*
William J. Maloney	3,900	0	*
Mallard Management, Inc.	125,000	0	*
Maloney Securities	1,500	0	*
Daniel J. Manucci IRA First Clearing as Custodian	37,500	0	*
John M. Mason	25,000	0	*
Debra M. Maxell	5,000	0	*
McBride Construction Company Inc.	20,000	0	*
Patrick McEvoy	112,500	0	*
Robert R. McGowen	12,500	0	*
James J. McLoughlin	20,000	0	*
Mercedes Group Limited Partnership	15,000	0	*
Guarantee & Trust Co. R/F James G. Michaels IRA 1/30/01	12,500	0	*
James G. Miller	175,000	0	*
Robert E. Milstead and Jane S. Milstead JTWROS	3,000	0	*
James J. Minder R/O IRA FCC as Custodian	30,000	0	*
Donald G. Montgomery	12,500	0	*
Ronald G. Norris	75,000	0	*
Noel & Jill Novarro, JTTEN	40,000	0	*
Steve Novarro	40,000	0	*
Openheimer Family Trust DTD 6/13/96	15,000	0	*
Darrel Palmer and Carol Palmer JTROS	25,000	0	*
Enrico Pavoni	80,000	0	*
Michael J. Pierce	75,000	0	*
Larry Phillips	50,000	0	*
Kevin B. Ready	5,000	0	*
Riechhoff Family Partnership	50,000	0	*
Neal Rinne	12,500	0	*
Richard J. Rogers and Sally Rogers	25,000	0	*
Romamin Korp, Inc.	12,500	0	*
Romanin Revocable TR UA 7/15/04	25,000	0	*
Robert D. Romanin and Angela Romanin	10,000	0	*
Robert D. Romanin SLB Flex Profit Sharing Plan	26,000	0	*
Robert D. Romanin SLB Flex Prototype MP Plan FBO	17,500	0	*
Sr Ryan Family Trust, Sean R. Ryan, Trustee	12,500	0	*
Joseph P. Ryan	12,500	0	*
Robert Ryan	15,000	0	*
Kent P. Saba PC	3,000	0	*
Phillip Saba, Jr.	10,000	0	*
Annie Presley Salenders	10,000	0	*
Sandpiper Synergies L.P.	37,500	0	*
Dennis Howard Schlegel	12,500	0	*

		Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Common Stock Registered Hereby	No.(1)	% of Class
James Schneider	50,000	0	*
Lee S. Schwartz	50,000	0	*
Lee Schwartz	18,750	0	*
Thomas J. Schwartz	45,000	0	*
Thomas J. Schwartz	18,750	0	*
Judge William S. Sessions	10,000	0	*
Bruce A. Shrachan	15,000	0	*
Jeff Silverman	4,000	0	*
Kay S. Silverman Revocable Trust	50,000	0	*
Source Capital Group, Inc.	47,000	0	*
Willard J. Stamp	10,000	0	*
Robert A. Stein	50,000	0	*
Scott A. Steingard	12,500	0	*
Lawrence Sucharow	25,000	0	*
Rudolph L. Suhl Living Trust UA DTD 6/28/04	25,000	0	*
Dan Sullivan	10,000	0	*
Dan D. Sullivan	12,500	0	*
Sunshine Wire & Cable Inc. Defined Benefit Plan & Trust	25,000	0	*
James W. Thomson	25,000	0	*
Tom S. VanKeirsbilck	12,500	0	*
Vexler LLP	25,000	0	*
Sabio Viloria	12,500	0	*
Bonnie M. Wattman Revocable Trust UA DTD 3/1/95	33,000	0	*
Kathleen Diane Wheet Roth IRA, FCC as Custodian	25,000	0	*
Jordan Widdes Roth IRA FCC as Custodian	10,000	0	*
Zemel Family Trust	25,000	0	*

Total	6,753,750

*	indicates less than one percent.

(1)	Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.

(2)	Claypoole Capital, LLC is an affiliate of a partner of Quarles & Brady, LLP, which is legal counsel to the Company.

(3)	Eugene Feldhausen was Director, Senior Vice President-Finance and General Counsel of the Company from November, 2004 through September 1, 2005. On September 1, 2005, he resigned all positions held with the Company.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL PROCEEDINGS

We are not involved in any pending litigation, legal proceedings or claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our directors and executive officers. Our directors were elected by the majority written consent of our stockholders in lieu of a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position
Stanton E. Ross	44	Chairman, President and Chief Executive Officer
Robert D. Haler	43	Executive Vice President of Product Development
Kenneth L. McCoy	60	Vice President of Marketing
Jeffrey A. Bakalar	49	Chief Financial Officer, Treasurer and Secretary
Leroy C. Richie	64	Lead Director
Edward Juchniewicz	76	Director
Elliot M. Kaplan	55	Director
Charles A. Ross, Jr.	38	Former President, Director of Product Development and Director

Stanton E. Ross. Mr. Ross has served as Chairman and Chief Executive Officer since September 2005. From March 1992 to June 2005 Mr. Ross was the Chairman and President of Infinity, Inc., a publicly held oil and gas production and service company (IFNY), and served as an officer and director of each of Infinity’s subsidiaries. He resigned all of his positions with Infinity, Inc. in June 2005, except Chairman, but was reappointed President in October 2006. From 1991 until March 1992, he founded and served as President of Midwest Financial, a financial services corporation involved in mergers, acquisitions and financing for corporations in the Midwest. From 1990 to 1991, Mr. Ross was employed by Duggan Securities, Inc., an investment banking firm in Overland Park, Kansas, where he primarily worked in corporate finance. From 1989 to 1990, he was employed by Stifel, Nicolaus & Co., a member of the New York Stock Exchange, where he was an investment executive. From 1987 to 1989, Mr. Ross was self-employed as a business consultant. From 1985 to 1987, Mr. Ross was President and founder of Kansas Microwave, Inc., which developed a radar detector product. From 1981 to 1985, he was employed by Birdview Satellite Communications, Inc., which manufactured and marketed home satellite television systems, initially as a salesman and later as National Sales Manager. Mr. Ross will devote such time to the business of Digital Ally as he deems necessary to discharge his fiduciary duties to it.

Robert D. Haler. Since September 2005 he has been Vice President – Product Development. From November 2003 to September 2005 Mr. Haler was our Director of Product Development. In his capacity as Vice President-Product Development, he creates product specifications, directs research and development efforts of the engineering efforts and identifies suppliers and negotiates production arrangements. From February 2003 to October 2003 he was Product Development Manager for Tri Square Communications. He directed the engineering team developing high volume FRS/GMRS radios. From June 1994 to February 2003 he was President and Owner of Lymax’s Earth Sky and Astronomy, which marketed high-end astronomical telescopes to consumers and universities. From 1992 to May 1994 he was Vice President of Sales and Marketing for Smart Page Inc., which sold “as-needed” nationwide paging services. From 1994 to 1992 he was President and CEO of Maxon Systems, Inc. a customer products division of Maxon Electronics, a Korean electronics manufacturing company. At Maxon his division developed, manufactured, and marketed Maxon branded computer video cards, hard disk interfaces, radar detectors, 49MHZ radios, and CD radios and GMRS/FRS radios.

Jeffrey A. Bakalar. Mr. Bakalar has served as Chief Financial Officer, Treasurer and Secretary of the Company since September 22, 2005. From May 2000 through September 21, 2005, he served as Controller of Schroer Mfg. Co., a manufacturer of companion animal health products that is headquartered in Kansas City, KS. From 1986 to 2003, he held a number of financial and business leadership positions with Marion Laboratories. From 1979 into 1986, Mr. Bakalar provided auditing services in the public accounting industry, the first four years with Touche Ross and Co., and the last three for Mize, Houser and Company. He received a Bachelor of Business Administration degree from Washburn University of Topeka in 1979 and later earned his CPA certificate while in public accounting.

Kenneth L. McCoy. Since September 2005 Mr. McCoy has been Vice President – Marketing. During 2004 and until September 2005, Mr. McCoy was a consultant to Digital Ally. From January 2001 through September 2005, he owned and operated the McCoy Law Line, an independent distributor of law enforcement products that focuses on in-car video and radar products. From 1992 to 1999, he was Director of Marketing for Applied Concepts, which sold radar, known as the Stalker Police Radar product, and an in-car video product. From 1976 to 1988, he was a co-founder and owner of MPH Industries, Inc., a radar product provider to the law enforcement community.

Leroy C. Richie. Mr. Richie has been the Lead Outside Director of Digital Ally since September 2005 and he is the chairman of the Audit Committee and a member of the Compensation Committee. Since June 1, 1999 Mr. Richie has been a director of Infinity, Inc., a Nasdaq-listed company. Since September 2000, he has been Chairman and Chief Executive Officer of Q Standards World Wide, Inc. From April 1999 to August 2000, he was President of Capitol Coating Technologies, Inc. From September 1998 to April 1999 he was President of Intrepid World Communications. From January 1998 to September 1998, Mr. Richie reviewed business opportunities and served as Chairman of H.P. Devco and Vice Chairman of the Detroit Economic Growth Corp. and Detroit Medical Center. Mr. Richie was formerly Vice President of Chrysler Corporation and General Counsel for automotive legal affairs, where he directed all legal affairs for that company’s automotive operations from 1986 to 1997. Before joining Chrysler, he served as director of the New York office of the Federal Trade SEC. He has been a member of the board of directors of Kerr-McGee Corporation since 1998 and has served as the chair of the audit committee of the board of directors of that company since January 1, 2003. He has also been a member of the board of directors of J.W. Seligman & Co. since 2000. Mr. Richie received a B.A. from City College of New York and a J.D. from the New York University School of Law.

Edward Juchniewicz. Mr. Juchniewicz has been a Director since September 2005. He joined the Central Intelligence Agency in 1953 and retired in 1986 as Associate Deputy Director for Operations. Prior to joining the CIA, he was a Senior Non SECed Intelligence Officer. Since retirement, he has been involved in the intelligence and communications fields as president of ESL International (1986-1990) and an Advisory Board member of Elsin Corporation, a subsidiary of TRACOR, Inc. (1990-1991). Mr. Juchniewicz currently serves on the Advisory Board at the Higgins Foundation on Terrorism in Washington, DC. He attended the Naval Intelligence Language School, Georgetown University – School of Foreign Service, and Sophia University in Tokyo. Mr. Juchniewicz has acted as a consultant on espionage to the PBS television series “Frontline.”

Elliot M. Kaplan. Mr. Kaplan has been a Director since September 2005 and he is chairman of the Compensation Committee and a member of the Audit Committee. Mr. Kaplan has been a practicing attorney with Daniels & Kaplan, P.C. since 1994, with a concentration in corporate strategy. During the years 1985 through 1993, Mr. Kaplan practiced with the law firms of Berman, DeLeve, Kuchan and Chapman (1991-1993); DeWitt, Zeldin and Bigus (1990-1991); and Husch, Eppenberger, Donahue, Cornfeld and Jenkins (1985-1990). From 1983 to 1985, he served as Vice President, Assistant General Counsel and Assistant Secretary of Air One, Inc. He also serves on the board of directors of Nasdaq-listed infinity Entergy Resources, Inc. (since July 2004).

Charles A. Ross, Jr. From September 2005 to February 2006, Mr. Ross served as President, Director of Product Development and a Director. He resigned all offices he held with the Company February 28, 2006. From March 2003 to September 2005, Mr. Ross served as the President, Chief Executive Officer, Treasurer and a Director of Digital Ally from March 2002 to March 2003, he was Director of Shareholder Relations and part of the design team for ICOP Digital, Inc., a publicly held, development stage company which intends to produce and sell an in-car digital video recording system. From August 2000 through March 2002, Mr. Ross founded and was the owner of Eastman Energy, Inc. which leased blocks of land and packaged them for development as coal bed methane gas projects. Mr. Ross sold the assets of Eastman, including the leases, in March 2002. From 1997 to August 2000, Mr. Ross was a public speaker for corporate training and motivational programs. Charles A. Ross, Jr. and Stanton E. Ross are brothers.

Committees of the Board of Directors

Audit Committee

Our Audit Committee appoints the Company’s independent auditors, reviews audit reports and plans, accounting policies, financial statements, internal controls, audit fees, and certain other expenses and oversees our accounting and financial reporting process. Specific responsibilities include selecting, hiring and terminating our independent auditors; evaluating the qualifications, independence and performance of our independent auditors; approving the audit and non-audit services to be performed by our auditors; reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies; overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing any earnings announcements and other public announcements regarding our results of operations, in conjunction with management and our public auditors; and preparing the report that the Securities and Exchange Commission will require in our annual proxy statement.

The Audit Committee is comprised of two Directors, each of whom is independent, as defined by the rules and regulations of the Securities and Exchange Commission. On September 22, 2005, the Audit Committee adopted a written charter.

The members of our Audit Committee are Leroy C. Richie and Elliot M. Kaplan. Mr. Richie is the Chairman of the Committee and the Board of Directors has determined that Mr. Richie qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission, and is independent as noted above.

Compensation Committee

Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include approving the compensation and benefits of our executive officers; revieing the performance objectives and actual performance of our officers; administering our stock option and other equity compensation plans; and reviwing and discussing with management the compensation discussion and analysis that the Securities and Exchange Commission will require in our future Form 10-Ks and proxy statements.

Our Compensation Committee is comprised of two Directors, whom the Board considers to be independent under the rules of the Securities and Exchange Commission. On September 22, the Board of Directors adopted a written charter. The members of our Compensation Committee are Elliot M. Kaplan, Chairman, and Leroy C. Richie.

Advisory Board

On July 28, 2006, we formed an Advisory Board of experts in the industries we serve. The Advisory Board is currently made up of five persons, and we anticipate that it will have more members in the future.

John Ashcroft, 64, has served as a member of our Advisory Board since September, 2006. Mr. Ashcroft was the 79th Attorney General of the United States. He served during the first term of President George W. Bush from 2001 until 2005. Mr. Ashcroft was previously a U.S. Senator from Missouri (1995–2001) and the Governor of the State of Missouri (1985–1993). In May 2005, Ashcroft formed a strategic consulting firm, entitled The Ashcroft Group, LLC. The focus of the firm is strategic consulting, security and internal investigative services, and crisis counseling for countries, corporations and industry and political associations.

Judge William S. Sessions, 76, has served as a member of our Advisory Board since September, 2006. Since June 2002, he has served on The Governor’s Anti-Crime Commission in addition to serving as the Vice Chairman of the Governor’s Task Force on Homeland Security for the State of Texas. Following ten years of private practice with firms including Haley, Fulbright, Winniford, Sessions & Bice in Waco, Texas, Mr. Sessions served as the Section Chief of the Government Operations Section of the Department of Justice in Washington, D.C., the United States Attorney for the Western District of Texas, United States District Judge for the Western District of Texas, Chief Judge of that court and as the Director of the Federal Bureau of

Investigation. Judge Sessions received his bachelor’s degree in political science and economics from Baylor University in 1956 and his J.D. from the Baylor University School of Law in 1958.

David H. Halevy, 65, has served as a member of our Advisory Board since September, 2006. Mr. Halevy is the chairman of SEI/Southern Energy International, a telecommunications company based in West Africa. Mr. Halevy has had a long career as a reporter for Time Magazine and the Washington Star. He is a retired Lt. Colonel with the Israeli Defense Forces and remains on the active reserve list. Mr. Halevy studied engineering and design in Ulm, Germany in 1964 and received his bachelor’s degree in Middle East history in 1967 from the Tel-Aviv University in Israel. Mr. Halevy has produced television programs for NBC and PBS, published books and articles on terrorism and has appeared on ABC’s “Nightline,” CBS’s “Nightwatch,” ABC’s “World Tonight,” NBC’s “Nightly News, “ CBS’s “Evening News, “ PBS’s “Frontline, “ CNN News and several CNN talk shows.

Neil Livingstone, Ph.D., 60, has served as a member of our Advisory Board since September 2006. Dr. Livingstone is the Chief Executive Officer of GlobalOptions Inc. Dr. Livingstone has spent more than two decades advising clients regarding a wide array of difficult and complex problems ranging from the prevention of industrial espionage to conducting internal investigations, suppressing the theft of intellectual property, advising corporations on political and economic risks, protecting corporate leaders and celebrities, and recovering hostages and kidnap victims. A veteran of more than 1000 television appearances, he has appeared on such programs as “Nightline,” “Meet the Press,” “Today,” “The Charlie Rose Show,” “Crossfire,” “Newsmaker Sunday,” “The Newshour with Jim Lehrer,” “Dateline,” and the evening news on all of the major networks. Dr. Livingstone has authored nine books on terrorism, security, and foreign policy, including Inside the PLO, The Cult of Counterterrorism, The War Against Terrorism, Rescue My Child, Protect Yourself in an Uncertain World, America the Vulnerable: The Threat of Chemical/Biological Warfare, Fighting Back: Winning the War Against Terrorism, and The Complete Security Guide for Executives. In addition, he has published more than 180 articles in such publications as The Wall Street Journal, New York Times, The Washington Post, Newsday, USA Today, and the Los Angeles Times. An Honors graduate of the College of William and Mary, he also has an M.A. from the University of Montana, and an M.A., M.A.L.D., and Ph.D. from the Fletcher School of Law and Diplomacy.

Annie Presley Selander, 47, has served as a member of our Advisory Board since September, 2006. Ms. Presley Selander’s background covers nearly 30 years of state and federal politics. Her extensive campaign experience includes serving as National Deputy Finance Director for the 2000 Bush-Cheney campaign, Deputy Finance Director of the 2000 Inaugural Team and most recently Vice-Chair of Missouri’s Bush-Cheney 2004 re-election team. In addition to her campaign work, Annie has worked in the corporate sector most recently serving as Director of Public Affairs for UBS Paine Webber, Inc. in New York City, and is currently Principal and an owner of The McKellar Group Inc., a fund raising, consulting and special events group based in Kansas City, Mo and Washington, D.C. In addition, Ms. Presley Selander served President George W. Bush as an appointee to the SBA’s National Women’s Business Council from 2002 to 2005. Ms. Presley Selander received her Bachelor of Arts (Political Science) in 1981 from the University of Missouri-Columbia and a Masters in Public Administration (Not-for-Profit Curriculum) in 1995 from The Cookingham Institute, Bloch School of Business at the University of Missouri-Columbia.

Directors and Advisory Board Member Compensation

Our Directors and members of our Advisory Board, who are neither employees nor our affiliates, receive options upon their appointment as Directors and as members of our Advisory Board. The grants to such Directors are set forth in the Section entitled “Stock Option Grants in Fiscal Year 2005.” Each member of our Advisory Board receives a grant of 10,000 options upon appointment to a one-year term on our Advisory Board. The options are exercisable at the price our common stock is trading at on the day of the grant of such options.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2006, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such stock, (b) each director of the Company, (c) each named officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percent of Class
Stanton E. Ross (3)	1,390,000	8.0
Leroy C. Richie (4)	310,000	1.5
Elliot M. Kaplan (4)	310,000	1.5
Edward Juchniewicz (5)	220,000	1.1
Robert D. Haler (6)	833,334	4.8
Kenneth L. McCoy (7)	450,000	2.3
Jeffrey A. Bakalar (8)	245,000	1.1
All officers and directors as a group (seven persons)	3,758,334	20.3

(1)	The address of these persons is c/o 4831 West 136th Street, Suite 300, Leawood, Kansas 66224.

(2)	The foregoing beneficial owners hold investment and voting power in their shares.

(3)	Includes options to purchase 450,000 shares of common stock exercisable within sixty days.

(4)	Includes options to purchase 230,000 shares of common stock exercisable within sixty days.

(5)	Includes options to purchase 160,000 shares of common stock exercisable within sixty days.

(6)	Includes options to purchase 400,000 shares of common stock exercisable within sixty days.

(7)	Includes options to purchase 350,000 shares of common stock exercisable within sixty days.

(8)	Includes options to purchase 172,500 shares of common stock exercisable within sixty days.

DESCRIPTION OF SECURITIES

We have issued and outstanding 13,259,027 shares of our common stock as of September 30, 2006.

Common Stock

The Company is authorized to issue up to 75,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and nonassessable.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Board of Directors

The board of directors of the Company consists of four members.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Revised Statutes may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors - We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law. Stockholders do not have the ability to call a special meeting.

Transfer Agent

The Company’s transfer agent is Holladay Stock Transfer located at 2939 N. 67th Place, Scottsdale, AZ 85251. All inquiries may be made at (480) 481-3940.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The legality of the securities offered hereby have been passed upon for the Company by Quarles & Brady Streich Lang, LLP, Two North Central Avenue, Phoenix, Arizona 85004. An affiliate of a member of the firm of Quarles & Brady Streich Lang LLP is a selling stockholder.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of the State of Nevada, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s articles of incorporation and bylaws provide that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

DESCRIPTION OF BUSINESS

Digital Ally produces digital video imaging and storage products for use in law enforcement and security applications. Our current products are a digital video flashlight (“DVF”) and a low cost, easy-to-install, in-car digital video rear view mirror (“DVM”), and we intend to also produce a digital video security camera (“DVSC”). These products allow self-contained video and audio recording onto flash memory cards that are incorporated in the body of the flashlight, the DVM or the DVSC. We sell our products to law enforcement agencies and other security organizations and for consumer and commercial applications through direct sales and third-party distributors.

We anticipate that the same high-performance digital video recording may be incorporated into a wide array of other products; therefore, we will offer our technology on an OEM basis to those non-competing manufacturers who may have existing products and distribution capabilities.

History

We were originally incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In the merger, the stockholders of the Acquired Company received one of our shares of common stock for each three shares of the Acquired Company they owned, resulting in the issuance of 5,000,000 shares of our common stock to stockholders of the Acquired Company. Our original stockholders retained 1,500,000 shares of our common stock after they transferred 1,000,000 of their shares to Charles A. Ross, Jr., the principal stockholder of the Acquired Company, in connection with, but not as a part of, the merger. We were renamed Digital Ally, Inc. after the merger.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bowhunting-related products. Its principal product was a digital video recording system for use in the bowhunting industry. It changed its business plan in 2004 to adopt its digital video recording system for use in the law enforcement and security markets. We conduct our business from 4831 West 136th Street, Suite 300, Leawood, Kansas 66224. Our telephone number is 913-814-7774.

Products

Digital Ally currently produces and sells two products, the Digital Video Flashlight (“DVF”) and an In-Car Digital Video Rear View Mirror (“DVM”), each of which use the core competency of our technology in digital video compression, recording and storage. We also intend to produce and sell a Digital Video Surveillance Camera (“DVSC”). These products all incorporate our proprietary digital compression capability that allows the recording of significant time periods on a chip and circuit board that can be designed into a small form. In addition to selling our products directly to our customers, we will sell the mounted boards containing the technology that incorporates digital video and sound recording into non-competing products to OEM customers.

Digital Flashlight

The DVF is a high-quality police-type flashlight with a built-in digital video and audio recording system. All recorded data is stored in an on-board flash memory card for later download to a computer. From the computer, the images and sound can be stored, reviewed or burned to a DVD or CD. Storage can take place at the police station or transmitted by Internet to a service provider or central storage and recording facility. Each frame of the video can be date and time stamped to provide evidence that protects the officer and the suspect.

The unit is essentially a high-quality, water-resistant, machined aluminum body law enforcement style flashlight that integrates a complete digital video and audio recording system. The system is so compact that the size, shape and weight of the DVF are virtually the same as a traditional flashlight. This allows the use of the flashlight as a defense baton if necessary. As a self contained unit, the DVF does not rely on transmitters, cables, external batteries or a separate recorder. The DVF makes room for the digital video system by replacing regular flashlight bulbs with new ultra-bright light-emitting diode (“LED”) technology, as opposed to fragile conventional lamps. The small physical size and mechanical ruggedness of LED’s make them ideal for use in professional flashlights.

We believe that the brightness and light quality is superior to incandescent bulbs. The digital video recording system is extremely easy to use and requires only one button to start and stop recording. There are no complicated controls or distracting displays to interfere with a police officer’s normal activities or compromise his safety. All internal settings are controlled through an on-board USB interface or by plugging into an external video monitor. The DVF includes proprietary software for downloading and managing video.

In addition to law enforcement, the DVF has potential applications in private security, the insurance industry, homeland security and underground inspections of telephone, cable, water and sewer lines. Home inspectors can use the DVF to record and explain property defects or features. Private security firms can use the DVF to record rounds and provide evidence of inspection and presence, replacing the current system of time clocks and punch cards. Other potential users are the military, fire departments, coast guard, border patrol and customs inspectors.

Our DVF product has the following features:

•	same size and shape as a traditional flashlight;

•	easy to use, requiring one button to start and stop recording;

•	on-board flash memory card;

•	extra-wide field of view for digital video and audio recording;

•	each frame of video can be date and time stamped;

•	LED flashlight bulb is an improvement over conventional bulbs; and

•	proprietary chain of software to protect delivery of data back to the police station.

In-Car Digital Video System

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are VHS based with cameras mounted in the windshield and the recording device in the trunk. Most manufacturers have begun the transition to digital video, but many have had problems obtaining the appropriate technology.

The DVM unit is a self-contained video recorder, microphone and digital storage that is integrated into a rear-view mirror, with a monitor, GPS and 900 Mhz audio transceiver.

Our In-Car Digital Video Rear View Mirror has the following features:

•	super-wide angle color camera digital video and audio recording;

•	concealed in the rear view mirror, replacing factory rear view mirror;

•	monitor in rear-view mirror is invisible when not activated;

•	eliminates need for analog tapes to store and catalogue;

•	easily installs in any vehicle;

•	archive to computers, servers, DVDs, CD-ROMs, or VHS;

•	900 Mhz audio transceiver with automatic activation;

•	marks exact location of incident with integrated GPS;

•	playback using Windows Media Player;

•	proprietary software protects the chain of custody; and

•	records to rugged and durable solid state memory.

Digital Video Surveillance System

Video surveillance systems are pervasive throughout the United States. They are used in homes, retail stores, office buildings, parking lots, hotel corridors, banks and ATMs, traffic monitoring, hospitals, construction sites and many other applications. The majority of current systems are still analog cameras and recorders, usually to a VCR format. Current in-car police video surveillance is VCR based, with cameras wired to a recorder in the trunk. In London and several cities in Europe, and now starting in parts of the United States, surveillance cameras are posted on street corners to monitor pedestrian activity and the interaction of vehicles and humans.

Most current surveillance systems are expensive, easy to spot and need good lighting to function. The Digital Ally DVSC is small and compact, completely self-contained and can be easily concealed. The on-board, high-intensity infrared LED can record in total darkness. The heat and motion detector allows recording only when activity is occurring, giving the batteries weeks of operating capability and does not require endless hours of monitoring. In normal lighting the DVSC records color and switches to a high sensitivity monochrome sensor in low light or total darkness.

Our DVSC product offers the following features:

•	digital video and audio recording;

•	no moving parts;

•	no noise in operation;

•	can record digital video in total darkness;

•	low cost;

•	ease of use and compact size;

•	easily concealed;

•	targets markets for surveillance that currently do not justify the cost of permanent installation and monitoring; and

•	proprietary software protects the chain of custody.

Original Equipment Manufacturers

Built-in digital video recording (“DVR”) is growing in multiple uses. For example, Taser International, Inc. has demonstrated the use of DVR for its hand held stun gun. Applications exist in many sports products, such as baseball and tennis speed measuring instruments. Medical practitioners are recording procedures for liability and teaching purposes, many with recording capabilities built into their devices. Medical laboratories are recording digital photographs and video of slides and samples to provide proof of results and to transmit to other researchers.

Rather than encouraging the creation of technology that could prospectively compete with us, Digital Ally will sell our board-level components at fair and profitable prices for inclusion in non-competing products marketed under other brand names. By making it easy for other companies to obtain digital video technology, we can provide a bridge between the large semiconductor companies and smaller businesses with distinct and effective marketing skills.

Our role in OEM operations is to utilize our technology for a circuit board design that can be incorporated into the customer’s product. Once a board design is accepted, fabrication is done by our subcontractor. OEM operations are not expected to be a significant part of our revenue and profitability in our early stages.

Market and Industry Overview

A new adaptation of technology usually determines its own market size. The number of potential uses of the DVF and the DVSC make it difficult to quantify. We intend to pursue initial markets in the law enforcement community, private security companies, homeland security market, general consumer and commercial markets and the OEM market.

Law Enforcement

We believe that one of the most valuable uses of the DVF can be in the recording of roadside DWI sobriety tests. According to the Department of Justice, there are almost 14 million arrests each year, with approximately 10%, or 1.4 million of those arrests for DWI. Without some form of video or audio recording, court proceedings usually consist of the police officer’s word against the suspect’s. Records show that where there is video evidence to back up officer testimony, conviction rates increase substantially. Video evidence also helps to protect police departments against frivolous lawsuits.

The largest source of police video evidence today is in-car video. Unfortunately, some police cars still do not have in-car video, and in those that do, the camera usually points forward rather than to the side of the road where the sobriety test takes place. The in-car video is of no use for domestic violence investigations, burglary or theft investigations, disorderly conduct calls or simple assaults. In all of these cases the DVF can provide recorded evidence of the suspect’s actions and reactions to police intervention.

Additionally, motorcycle patrolmen do not have in-car video. The DVF or the “no-install” in-car video can become an essential tool for the motorcycle policeman to provide the evidence that previously had not been available.

Crime scene investigations, including detailed photography, takes up a large part of the budgets of metropolitan police forces. The DVF can provide a significant portion of that evidence recording at a much lower cost, for gathering, analyzing and storing.

There are approximately 18,000 law enforcement agencies in the United States. Smaller departments with 20 or fewer officers account for the majority of sworn officers. The DVF would be much more attractive to these departments than the more inflexible in-car video that costs much more than the expected price of our product.

Private Security Companies

There are approximately 10,000 private security agencies in the United States who employ over two million guards. In 2003, over $90 billion was spent with private security services. Police forces use video systems for proof of correct conduct by officers, but private security services usually have no such tool.

The DVF presents an excellent management tool for these companies to monitor conduct and timing of security rounds. In addition to the DVF, the DVSC can provide fill-in security when guards have large areas to cover or in areas that do not have to be monitored around the clock.

Homeland Security Market

In addition to government spending, American corporations are spending heavily for protection against the potential of terrorist attacks. The New York Times recently reported on the “Homeland Security-Industrial Complex.” That report indicated that private-sector outlays for antiterrorism measures and to guard against other forms of violence may now be as much as $40 billion to $50 billion per year, or two to three times higher than the annual rate prior to September 11, 2001. These estimates come from CQ Security, a daily Internet newsletter published by Congressional Quarterly. The federal government’s expenditure for security has also passed $40 billion per year, double what it was before 9/11. Estimates for FY 2005 are for the federal government to spend $47 billion and state and local governments to spend an additional $7 billion for antiterrorism security.

Consumer, Commercial and Other Markets

There are numerous applications for the DVF and DVSC products. We believe that other markets for the DVF include private investigators, the U.S. Coast Guard, municipal fire departments and the U.S. military. Commercial markets for the DVF include plumbers and appraisers. Markets for the DVSC product also include surveillance of construction job sites.

Manufacturing

We plan to enter into contracts with manufacturers for the assembly of the circuit boards and the majority of subassembly operations. Dedicated circuit boards manufacturers are well-suited to the assembly of circuit boards with the complexity found in our products. Dedicated board manufacturers can spread the extensive capital equipment costs of circuit board assembly amongst multiple projects and customers. Such manufacturers also have the volume to enable the frequent upgrade to state-of-the-art equipment. We have identified multiple suppliers which meet our quality, cost, and performance criteria. It is our intention to use more than one source for circuit board assembly to ensure a reliable supply over time. Final assembly and testing will be performed in-house. Due to the complexity of our products, it is important to maintain a core of knowledgeable production personnel for consistent quality and to limit the dissemination of sensitive intellectual property.

License Arrangements

On March 15, 2004 we entered into a software license agreement with Ingenient Technologies, Inc. (“Ingenient”) regarding the license of certain software products to be used in our video products. Ingenient has written the software for a specific Texas Instrument chip which is included in our products. The license is for a three-year term and is automatically extended for one-year terms unless both parties agree not to renew the license 90-days prior to any expiration of the relevant term. The license agreement provides for a licensing fee and royalty payments. The license fee totals $110,000 and the royalty is on a per device basis. To date, we have paid $75,000 of the license fee and $42,500 in advance royalties.

Sales and Marketing

We plan to use direct sales force and third party distributors to market our products. We expect that our key promotional activities will include:

•	attendance at industry trade shows and conventions;

•	use of a cut-away police car model to demonstrate the DVM product at trade shows, conventions and other marketing venues;

•	direct sales, with a force of industry-specific sales people who will identify, call upon and build ongoing relationships with key purchasers and targeted industries. They will be backed by passive sales systems, including inside sales and e-commerce;

•	print advertising in journals with specialized industry focus;

•	direct mail campaigns targeted to potential customers;

•	web advertising, including supportive search engines and website and registration with appropriate sourcing entities;

•	public relations, industry-specific venues, as well as general media, to create awareness of Digital Ally and our products. This will include membership in appropriate trade organizations; and

•	brand identification through trade names associated with us and our products.

Competition

The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy, and cost. Our primary competitors are expected to include companies with substantially greater financial, technological, marketing, personnel and research and development resources than we currently have. There are direct competitors with competitive technology and products in the law enforcement and surveillance markets for all of our products and those we have in development. We will also compete with any company making surveillance devices for residential and commercial use. There can be no assurance that we will be able to compete successfully in this market. Further, there can be no assurance that existing and new companies will not enter the digital video and security surveillance markets in the future. See “Risk Factors-Competition.”

Intellectual Property

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for patent protection in the United States and certain other countries to cover certain design aspects of our products. However, we license the critical technology on which our products are based from a third party.

These patent applications are under review by the U.S. Patent Office and therefore we have not been issued any patents in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Employees

The Company has 24 full-time employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the Company’s Financial Statements and notes thereto appearing elsewhere in this registration statement. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

The Company was created to supply technology-based products based upon portable digital video and audio recording capabilities, primarily for the law enforcement and security industries. The Company has the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to customers’ requests.

The Company was formed on May 16, 2003 and was engaged from that date to March 2006 in the design and development of product lines, implementing a business plan, establishing sales channels and development of business strategies. The Company began making sales in March 2006 and became an operating company in the six months ended June 30, 2006.

For the Six Months Ended June 30, 2006 and 2005

The Statement of Operations is included in the Financial Statements attached to this prospectus. Please refer to this Statement of Operations.

Results From Operations

Revenues. The Company became an operating company in the six months ended June 30, 2006, with activities up to this point focused on getting its products fully developed for market. This activity led to the completion of its first units late in the first quarter 2006. Sales continued to grow during the second quarter of 2006 with sales for the six months ended June 30, 2006 totaling $837,444, with none in 2005.

Cost of Sales. The cost of sales on 216 DVM units sold during the six months ended June 30, 2006 totaled $384,445 on the units shipped as compared to none for the six months ended June 30, 2005.

Gross Margin. Gross margin for the six months ended June 30, 2006 was $452,999 or 54.1% as compared to none for the six months ended June 30, 2005 due to no items shipped in 2005.

Operating Expenses

Research and Development Expenses. With the Company focused on bringing our products to market, the effort in research and development activity continued, with these expenses totaling $738,305 and $440,465 for the six months ended June 30, 2006 and 2005, respectively, an increase of $297,840 (67.6%). The increase in 2006 was attributable to the increased activity and additional personnel as it approached completion of key development activities. For the statement of operations, research and development expense was included in operating expenses. Research and development expenses will decrease as our products move into production; however, the Company will continue to incur these expenses as it brings new products to market.

Selling, General and Administrative Expenses. The remainder of operating expenses totaled $1,668,620 and $436,848 for the six months ended June 30, 2006 and 2005, respectively, an increase of $1,231,772 (282.0%). Almost $50,000 of this increase was due to increased consulting, legal and professional activities related to the year end audit for 2005 and other increased activities as it approached completion of the development of its products. With both facilities operational for all of 2005, coupled with additional staff hired during late 2005 in anticipation for product launches, facility related expenses, depreciation, general and administrative salaries, and travel increased by approximately $190,000 during the six months ended June 30, 2006 compared to the same period in 2005. With sales generated in 2006, commission expense totaled $73,000 for the six months ended June 30, 2006 compared to none for the six months ended June 30, 2005. The Company also incurred $752,588 for stock option expense to account for expense related to options granted to employees during the six months ended June 30, 2006, and none in the six months ended June 30, 2005.

Operating Loss

For the reasons previously stated, operating losses were ($1,953,926) and ($877,313) for the six months ended June 30, 2006 and 2005, respectively, an increase of $1,076,613 (122.7%).

Interest Income. With monies on hand from the funds raised by the private placement in the latter part of 2005, the Company earned interest income during the first six months of 2006 of $15,911, compared to none for the six months ended June 30, 2005.

Interest Expense. Interest expense was $17,356 and $40,193 for the six months ended June 30, 2006 and 2005, respectively, a decrease of $22,837 (56.8%). The decrease was due to other notes payable that were incurring interest which were paid off in April and May 2005.

Loss Before Provision for Income Taxes. As a result of the above, the Company recorded losses before provision for income taxes of ($1,955,371) and ($917,506) for the six months ended June 30, 2006 and 2005, respectively, an increase of $1,037,865 (113.1%).

Income Tax Provision. There is no provision for taxes for either period as the Company has been a development stage company and has incurred substantial losses. The Company has recorded a valuation allowance for 100% of the net deferred tax assets due to the uncertainty of realizability.

Net Loss. As a result of the above, for the six months ended June 30, 2006 and 2005, the Company recorded net loss of ($1,955,371) and ($917,506), respectively, an increase of $1,037,865 (113.1%).

Basic and Diluted Loss per Share. The basic and diluted loss per share was ($.16) and ($.12) per share for the six months ended June 30, 2006 and 2005, respectively, for the reasons previously noted.

Liquidity and Capital Resources. The Company has provided for its cash requirements to date through private placement activities. In 2006, the Company raised an additional $1,678,250 in gross proceeds through September 2006 through a private placement of 959,000 units composed of common stock and common stock purchase warrants. During 2004, the Company borrowed $500,000 from a company controlled by certain stockholders of the Company. This note bears interest of 7% per year, and has been extended through November 15, 2006. With sales of $837,444 during second quarter of 2006, the Company is now generating working capital on its own. As of June 30, 2006, the Company had working capital of $1,446,169. The Company has no long term debt as of June 30, 2006.

In order to continue to implement our business plan and finance our expected level of sales, we need to attain our revenue and profit margin goals or raise additional working capital through additional offerings of equity. Such an additional offering would reduce the percentage ownership of current stockholders.

There can be no assurance that we will be able to raise the capital we may require through a future debt or equity offering or at all or that we will be able to raise the capital on terms acceptable to us. There can be no assurance that we will be successful in obtaining the extension of the outstanding convertible note, if required. If we are not successful in raising capital or extending the note, we will seek to pursue bridge financing, negotiate the conversion of the debt into common stock on terms other than currently contemplated, and/or seek to raise equity through the sale of our common stock on other terms. At this point, management cannot assess the likelihood of achieving these objectives. If we are unable to achieve these objectives, we may be forced to alter our business operations and implementation of our business plan.

Net cash used in operating activities was $2,331,375 and $911,142 for the six months ended June 30, 2006 and 2005, respectively. The use of cash in 2006 is the result of the net loss of $1,955,371, a net change in operating assets and liabilities of approximately $1,164,000, and partially offset by non-cash charges of approximately $788,000. The cash used in operating activities in 2005 is the result of a net loss of $917,506, a net change in operating assets and liabilities of approximately $1,000, and partially offset by non-cash charges of approximately $7,000.

Cash used in investing activities was $157,385 and $505 for the six months ended June 30, 2006 and 2005, respectively. The increase in cash used in investing activities for the six months ended June 30, 2006 was due to the purchase of equipment.

Cash provided by financing activities was $1,208,323 and $1,160,251 for the six months ended June 30, 2006 and 2005, respectively. For both years, these monies were provided through the proceeds from the issuance of common stock from private placement activities.

The net result of these activities resulted in a decrease in cash of $1,280,437 to $527,485 for the six months ended June 30, 2006, and an increase in cash of $248,604 to $290,984 for the six months ended June 30, 2005.

As of June 30, 2006, the Company had working capital of $1,446,169 and no long-term debt.

The Company has no material commitments for capital expenditures.

For the Years Ended December 31, 2005 and 2004

The Statement of Operations is included in the Financial Statements attached to this prospectus. Please refer to this Statement of Operations.

Results From Operations

Revenues. The Company has been in its development stage since its inception, with activities up to this point focused on fully developing its products for market. This activity led to the shipment of its first units of the DVM late in the first quarter of 2006. Therefore, there were no sales during 2005 or 2004.

Cost of Sales. As noted above, there are no cost of sales for these periods because the Company was in its development stage.

Operating Expenses

Research and Development Expenses. With the Company’s focus on bringing its products to market, the research and development activity continued during the periods in question, with these expenses totaling $1,060,952 and $875,729 for the years ended December 31, 2005 and 2004, respectively, an increase of $185,223 (21.2%). The increase in 2005 was attributable to the increased activity and additional personnel as it approached completion of key development activities. For the statement of operations, research and development expense was included in operating expenses.

Selling, General and Administrative Expenses. The remainder of operating expenses totaled $1,248,577 and $675,273 for fiscal 2005 and 2004, respectively, an increase of $573,304 (84.9%). Approximately $314,000 of this increase was due to increased consulting, legal and professional activities related to the reverse merger between Trophy Tech, Inc. and Vegas Petra, Inc. With both facilities operational for all of fiscal 2005, coupled with additional staff hired during such year in anticipation of product launches, facility-related expenses and general and administrative salaries, promotion and advertising, and travel increased by approximately $260,000 from fiscal 2004 to fiscal 2005.

Operating Loss

For the reasons previously noted, operating losses were $2,309,529 and $1,551,002 for the years ended December 31, 2005 and 2004, respectively, an increase of $758,527 (48.9%).

Interest Income

With capital raised in its private placement that concluded in 2005, the Company earned interest income during the year of $28,804 as compared to none in 2004.

Interest Expense

Interest expense was $59,562 and $136,315 for the years ended December 31, 2005 and 2004, respectively, a decrease of $76,753 (56.3%). Interest expense for fiscal year 2005 on notes payable increased by $49,000 over fiscal year 2004 due to full year of impact of the outstanding note payable. The balance of interest expense during fiscal 2004 of $125,000 was recorded relating to the amortization of the fair value of the common stock issued to the holder of the note payable for lending the Company these monies.

Loss Before Provision for Income Taxes

As a result of the above, the Company recorded losses before provision for income taxes of $2,340,287 and $1,687,317 for the years ended December 31, 2005 and 2004, respectively, an increase of $652,970 (38.7%).

Income Tax Provision

The Company has made no provision for income taxes for the years ended December 31, 2005 and 2004, respectively, as it has been a development stage company and has incurred substantial losses. No tax benefit is recorded due to the uncertainty of future profitable operations to be able to utilize such tax benefits.

Net Loss

Due to the results described above, the Company incurred net losses of $2,340,278 and $1,687,317 for the years ended December 331, 2005 and 2004, respectively, an increase of $652,970 (38.7%).

Basic and Diluted Loss per Share

The basic and diluted loss per share was ($.27) and ($.35) per share for the years ended December 31, 2005 and 2004, respectively, for the reasons previously noted.

Liquidity and Capital Resources

The Company has financed its cash requirements to date through private placements. In 2005 it sold 4,700,000 shares of its common stock to accredited investors for $4,700,000 of gross proceeds. During 2004, the Company partially financed its activities by borrowing $500,000 from a limited liability company controlled by certain non-affiliate stockholders of the Company. This note bears interest of seven percent per year, is convertible into 500,000 shares of restricted common stock and has been extended through November 15, 2006. The Company intends to seek a further extension of this note.

In order to continue to implement its business plan and finance its expected level of sales, the Company needs to attain its revenue and profit margin goals or raise additional working capital through additional offerings of equity. Such an additional offering would reduce the percentage ownership of current stockholders.

There can be no assurance that the Company will be able to raise the capital it may require through a future debt or equity offering or at all or that it will be able to raise the capital on terms acceptable to it. There can be no assurances that it will be successful in obtaining the extension of the outstanding convertible note, if required. If the Company is not successful in raising capital or extending the note, it will seek to pursue bridge financing, negotiate the conversion of the debt into common stock on terms other than currently contemplated, and/or seek to raise equity through the sale of its common stock on other terms. At this point, management cannot assess the likelihood of achieving these objectives. If the Company is unable to achieve these objectives, it may be forced to alter its business operations and implementation of its business plan.

Net cash used in operating activities was $2,259,125 and $1,687,745 for the years ended December 31, 2005 and 2004, respectively. The use of cash in fiscal 2005 is the result of the net loss of $2,340,287, a net change in operating assets and liabilities of approximately $63,000, and partially offset by non-cash charges of approximately $144,000. The cash used in operating activities in fiscal 2004 is the result of a net loss of $1,687,317, a net change in operating assets and liabilities of approximately $134,000, and partially offset by non-cash charges of approximately $133,000.

Cash used in investing activities was $89,701 and $155,523 for the years ended December 31, 2005 and 2004, respectively.

Cash provided by financing activities was $4,114,368 and $1,691,850 for the years ended December 31, 2005 and 2004, respectively. For both years, these monies were provided through the proceeds for the issuance of common stock from private placement activities.

The net result of these activities resulted in an increase in cash from $42,380 as of December 31, 2004 to $1,807,922 as of December 31, 2005, an increase of $1,765,542.

As of December 31, 2005, the Company had working capital of $1,562,371. The Company has no long-term debt.

The Company has no material commitments for capital expenditures.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Revenues from the sale of products are recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured.

Inventories. Inventories consist of electronic circuitry, boards and camera parts and are carried at the lower of cost (First In, First Out Method) or market value.

Research and Development Costs. The Company expenses all research and development costs as incurred.

Stock-Based Compensation

The Company has two stock-based compensation plans, titled the 2005 and 2006 Stock Option and Restricted Stock Plans. Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which measures compensation as the difference between the fair market value of the stock at the date of award and the amount required to be paid for the stock (instrinsic value method).

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and therefore has not restated results for the prior periods. Under this transition method, all stock-based compensation expense for the first six months of fiscal 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretive guidance (“APB 25”). Stock based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is the option vesting term of five years.

The Company estimates fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

•	Expected term is determined using a weighted average of the contractual term and vesting period of the award;

•	Expected volatility of award grants made in the Company’s plan is measured using the weighted average of historical daily changes in the market price of the Company’s common stock over the expected term of the award or another company in our industry;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and

•	Forfeitures are based on the history of cancellations of awards granted by both companies and management’s analysis of potential forfeitures.

Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with APB 25. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in their adoption of SFAS 123R.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the stock option plans during the first half of 2006. For purposes of pro forma disclosures, the value of the options is estimated using the Black-Scholes option-pricing formula and amortized to expense over the options’ vesting periods using the straight line method. The following pro forma information sets forth the net account for stock options during the six months ended June 30, 2005:

6 Months Ended June 30, 2005
Net Loss, as reported	$(917,506)
Add: Stock-based employee compensation expense included in reported net loss	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	0

Pro forma net loss	$(917,506)

Basic and diluted loss per share:
As reported	$(0.12)

Pro forma	$(0.12)

In determining the pro forma amounts above during 2005, the value of each grant is estimated at the grant date using the minimum fair value method prescribed in SFAS No. 123 with the following assumptions: no dividends; risk free interest rate of 4.19% and expected life of five years.

The fair value of stock warrants issued to non-employees is being accounted for using SFAS No. 123.

Controls and Procedures. In connection with the preparation of this Prospectus, we carried out an evaluation under the supervision and with the participation of our management, including the CEO and CFO, as of June 30, 2006 of the effectiveness of the design and operation of our internal controls and procedures. Based upon this evaluation, our CEO and CFO concluded that, as of June 30, 2006, our controls and procedures were effective.

DESCRIPTION OF PROPERTY

The Company’s executive office consists of approximately 1,540 square feet and is located at 4831 West 136th Street, Suite 300, Leawood, Kansas 66224. The lease will terminate on October 31, 2007 and its monthly rent is $3,165.

We also lease approximately 12,000 square feet of office and warehouse space at 1218 Valley Ridge Drive, Grain Valley, Missouri 64029. We use this facility for engineering, warehousing, assembling and shipping of our finished product. The lease on the facility terminates on September 14, 2008 and the monthly rent is $6,786.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 1, 2004, we borrowed $500,000 from Acme Resources, LLC, a Mississippi limited liability company controlled by certain shareholders of the Company. The note bears interest at the rate of seven percent per annum and is due and payable on November 15, 2006. The note is payable in cash or, at the option of the holder, by conversion of the note into 500,000 shares of our common stock. Charles A. Ross, Jr., who was a director and officer, personally guaranteed the Company’s obligation from September 1, 2004 to May 15, 2006 and agreed to pledge shares of his common stock to provide collateral for the note. We have agreed to register the shares of common stock issuable upon conversion of the note after our common stock has become publicly traded. We expect the holder of the note to convert it to common stock upon conclusion of this offering, although no assurances can be offered in this regard.

During 2004, Charles A. Ross, Jr. contributed 300,000 shares of his common stock to the Company in repayment of loans he received from the Company to him totaling $100,000. This principal amount was represented by four separate notes of $25,000 each, none of which bore interest and all which were retired prior to their maturity dates.

From January to September, 2005, Charles A. Ross, Jr. transferred 270,834 of his shares of common stock to third parties who were not affiliates of us. Effective January 10, 2005, Mr. Ross transferred 790,000 shares of his common stock to Stanton E. Ross, his brother, as a gift and 10,000 shares of his common stock as consideration for a loan guarantee provided by Stanton E. Ross for him in a transaction unrelated to us. Stanton E. Ross sold 160,000 of these shares for approximately $122,000 in or about July 2005 to third parties. All of the foregoing transactions between Charles A. Ross, Jr. and Stanton E. Ross occurred prior to Stanton E. Ross becoming an officer and director of the Company, which occurred on September 1, 2005. In January 2006, Stanton E. Ross purchased 150,000 shares of common stock from Charles A. Ross, Jr., for $150,000.

On September 25, 2006, we issued options to purchase 10,000 shares of our common stock to Daniels & Kaplan, P.C. for services rendered. The options have a term of five years and are exercisable at $2.15 per share. Mr. Elliot Kaplan, a director of the Company since September 2005, chairman of our Compensation Committee and a member of the Audit Committee, is a practicing attorney with Daniels & Kaplan, P.C.

MARKET FOR OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted in the Pink Sheets and there is an inactive public market for our common stock. There can be no assurance that an active public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

None of the issued and outstanding shares of our common stock is subject to options or warrants. There are no securities and no debt convertible into our common stock. As of September 30, 2006, there were 5,783,334 shares of our common stock eligible for sale under Rule 144. We are registering 5,759,000 shares of common stock and 994,750 shares of common stock issuable upon the exercise of outstanding warrants and options to acquire our common stock for resale in this registration statement.

The following table sets forth, for the fiscal quarters indicated, the high and low sale price for our common stock as quoted in the Pink Sheets:

Quarterly Period	High	Low
Fiscal Year Ended 12/31/2005
First Quarter	$2.25	$2.25
Second Quarter	$2.75	$2.25
Third Quarter	$2.50	$2.25
Fourth Quarter	$4.00	$2.00

Fiscal Year Ended 12/31/2006
First Quarter	$2.90	$2.00
Second Quarter	$3.00	$1.45

Holders of Common Stock

We had approximately 325 shareholders of record of our common stock as of September 30, 2006.

Dividend Policy

To date, we have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information regarding the Company’s equity compensation plans as of September 30, 2006.

Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	4,000,000	$1.43	-0-
Equity compensation plans not approved by stockholders	-0-	-0-	-0-
Total	4,000,000	$1.43	-0-

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2005.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Salary		Bonus	Other Annual Compensation(5)	Restricted Stock Award(s)	Securities Underlying Options/ SARs(8)	LTIP Payouts	All Other Compensation
Stanton E. Ross, Chairman, CEO and President	-0-	(1)	-0-	-0-	—	500,000	—	—
Robert D. Haler, Executive Vice President and Director of Product Development	$120,000	(2)	-0-	-0-	—	500,000	—	—
Kenneth L. McCoy, Vice President – Marketing	$65,000	(3)	-0-	$6,000	—	500,000	—	—
Jeffrey A. Bakalar, CFO, Treasurer and Secretary	$28,750	(4)	-0-	-0-	—	100,000	—	—
Charles A. Ross, Jr.(6) (former President and Director of Product Development)	$200,000		-0-	-0-	—	—	—	—
Eugene J. Feldhausen(7) (former officer and director)	$80,000		-0-	-0-	—	50,000	—	—

(1)	Stanton E. Ross will receive no salary during fiscal year 2005 and 2006.

(2)	From January to August 2005, Mr. Haler was paid $120,000. From September 1, 2005 through April 2007, he will be paid at the rate of $120,000 per year.

(3)	From January through July 15, 2005, Mr. McCoy received $20,000 as a consultant. Effective July 15, 2005, he became an employee and is being paid at the annual rate of $90,000 for fiscal 2005 and 2006.

(4)	Represents compensation received in 2005. Mr. Bakalar is being paid at the rate of $120,000 per year.

(5)	Represents a travel allowance of $1,000 per month, deemed as additional compensation to Mr. McCoy.

(6)	From January to August 2005, Mr. Ross was paid $160,000. From September 1, 2005 and through December 31, 2005, he was paid at the annual rate of $120,000. Mr. Ross resigned as a director and officer of the Company effective February 23, 2006.

(7)	This compensation was paid to Feldhausen and Schoenlaub, P.C., a law firm of which Mr. Feldhausen is a partner, from January to October 2005. Mr. Feldhausen resigned all of his positions with us as of September 1, 2005. His firm received a retainer of $5,000 per month in January and February 2005 and $7,500 per month from March through October 2005, at which point the arrangement terminated.

(8)	Please see “Executive Compensation—Stock Option Grants in Fiscal 2005” for additional information on the options set forth in this table.

Stock Option Grants in Fiscal Year 2005

All of the 2,500,000 options available under the 2005 Plan were granted in 2005. The following table indicates options granted under the Plan to directors and officers in fiscal 2005.

The balance of the options granted under the 2005 Plan in 2005 were granted to employees who were not directors or officers. During 2006, 1,500,000 options have been granted under the 2006 Plan.

Name	No. of Securities Underlying Option/SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(1)	Expiration Date
Stanton E. Ross(2)	500,000	N/A	$1.00	8/31/2015
Leroy C. Richie	150,000	N/A	$1.00	8/31/2015
Elliot M. Kaplan(3)	150,000	N/A	$1.00	9/21/2015
Edward Juchniewicz(4)	100,000	N/A	$1.00	9/21/2015
Robert D. Haler (5)	500,000	N/A	$1.00	9/21/2015
Kenneth L. McCoy(6)	500,000	N/A	$1.00	9/21/2015
Jeffrey A. Bakalar (7)	100,000	N/A	$1.00	9/21/2015

Total	2,000,000

(1)	The holder may pay the exercise price and tax withholding obligations with shares already owned or with shares vesting at that time, subject to certain conditions.

(2)	The options granted to Mr. Ross vest as follows: (i) 250,000 have vested; and (ii) 250,000 vest after the first quarter in which the Company has achieved positive earnings before interest, taxes, depreciation and amortization (“EBITDA”).

(3)	The options granted to Mr. Kaplan vest 50,000 on grant and 100,000 on September 21, 2006.

(4)	The options granted to Mr. Juchniewicz vest 50,000 on grant and 50,000 on September 21, 2006.

(5)	The options granted to Mr. Haler vest (i) 200,000 on grant; (ii) 100,000 upon sale of the first 100 units of the Company’s products; and (iii) 200,000 upon sale of 2,000 units of the Company’s products.

(6)	The options granted to Mr. McCoy vest (i) 100,000 on grant; (ii) 150,000 upon sale of the first 100 units of the Company’s products; and (iii) 250,000 upon sale of 2,000 units of the Company’s products.

(7)	The options granted to Mr. Bakalar vest 25,000 on February 21, 2006 and 75,000 on September 21, 2006.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

The following table sets forth, as to those named executive officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005, and the number of shares of common stock received upon exercise of options during the last fiscal year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	No. of Shares Underlying Unexercised Options at 12/31/2005 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/2005 ($) Exercisable/Unexercisable
Stanton E. Ross	0	0	250,000/500,000	$462,500/$925,000
Leroy C. Richie	0	0	150,000/150,000	$277,500/$277,500
Elliot M. Kaplan	0	0	150,000/150,000	$277,500/$277,500
Edward Juchniewicz	0	0	100,000/100,000	$185,000/$185,000
Robert D. Haler	0	0	200,000/500,000	$370,000/$925,000
Kenneth L. McCoy	0	0	100,000/500,000	$185,000/$925,000
Jeffrey A. Bakalar	0	0	100,000/100,000	$185,000/$185,000

Stock Option Plans

Our board of directors adopted the 2005 Stock Option and Restricted Stock Plan (the “2005 Plan”) on September 1, 2005. The 2005 Plan authorizes us to issue 2,500,000 shares of our common stock for issuance upon exercise of options and grant of restricted stock awards.

We have issued all of the options available under the 2005 Plan. The grants under the 2005 Plan were effective upon shareholder approval of the 2005 Plan.

On January 17, 2006, our board of directors adopted the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”). The 2006 Plan authorizes us to reserve 1,500,000 shares for future grants under it. We have issued all 1,500,000 of the options available under the 2006 Plan. The grants under the 2006 Plan were effective upon shareholder approval of the Plan. The 2005 Plan and 2006 Plan are referred to as the “Plans.”

The Plans authorize us to grant (i) to the key employees incentive stock options to purchase shares of common stock and non-qualified stock options to purchase shares of common stock and restricted stock awards, and (ii) to non-employee directors and consultants’ non-qualified stock options and restricted stock. Our Compensation Committee will administer the Plans by making recommendations to the board or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The Plans allow for the grant of incentive stock options, non-qualified stock options and restricted stock awards. Incentive stock options granted under the Plans must have an exercise price at least equal to 100% of the fair market value of the common stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant. Non-statutory stock options may have exercise prices as determined by our Compensation Committee.

The Compensation Committee is also authorized to grant restricted stock awards under the Plans. A restricted stock award is a grant of shares of the common stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

Compensation of Directors

The non-employee directors receive no cash compensation and are reimbursed for their out-of-pocket costs in attending the meetings of the board of directors. The non-employee directors received the stock option grants noted in the section above entitled “Stock Option Grants in Fiscal Year 2005” for agreeing to serve on the board in 2005 and 2006, including on the Audit and Compensation Committees.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We currently do not have any employment agreements with any of our employees.

WHERE TO GET MORE INFORMATION

It is our intent to become a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of this Prospectus. You may obtain annual, quarterly, and special reports and other information that the Company files with the SEC. You may read and copy any document that it files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

When we become a reporting company, our filings may also be accessed through the SEC’s website (http://www.sec.gov). We will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Digital Ally, Inc., 4831 West 136th Street, Suite 300, Leawood, Kansas 66224; Telephone (913) 814-7774.

We will furnish record-holders of our securities with annual reports containing financial statements, audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information and such other periodic reports as we determine to be appropriate or as may be required by law.

FINANCIAL STATEMENTS

Digital Ally, Inc.

Financial Report

June 30, 2006 and 2005

Digital Ally, Inc.

Balance Sheets

	June 30, 2006 (Unaudited)	December 31, 2005 (Audited)
Assets
Current assets
Cash (Note 3)	$527,485	$1,807,922
Accounts receivable-trade	611,318	—
Accounts receivable-other	111,181	14,630
Inventories	424,028	73,428
Prepaid expenses	627,578	259,829

Total current assets	2,301,590	2,155,809

Equipment	297,414	140,029
Less accumulated depreciation	65,437	29,794

	231,977	110,235

Deposits	13,785	13,785

Total Assets	$2,547,352	$2,279,829

Liabilities and Stockholders’ Equity
Current liabilities
Note payable (Note 2)	$500,000	$500,000
Accounts payable	270,429	44,177
Commissions payable	73,187	—
Accrued expenses	2,099	40,216
Customer deposits	9,706	9,045

Total current liabilities	855,421	593,438

Commitments (Note 5)
Stockholders’ equity
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued and outstanding: 12,900,027 2006, 12,200,027 2005	12,900	12,200
Additional paid in capital	7,805,621	5,845,410
Accumulated Deficit	(6,126,590)	(4,171,219)

Total stockholders’ equity	1,691,931	1,686,391

Total Liabilities and Stockholders’ Equity	$2,547,352	$2,279,829

See notes to Financial Statements.

Digital Ally, Inc.

Statements of Operations

	(Unaudited) Six Months Ended
	June 30, 2006	June 30, 2005
Revenue	$837,444	$—
Cost of sales	384,445	—

Gross profit	452,999	—
Operating expenses	2,406,925	877,313

Operating (loss)	(1,953,926)	(877,313)

Financial income (expense)
Interest income	15,911	—
Interest expense (Note 2)	(17,356)	(40,193)

	(1,445)	(40,193)

(Loss) before provision for income taxes	(1,955,371)	(917,506)
Income tax provision (Note 8)	—	—

Net (loss)	$(1,955,371)	$(917,506)

Basic and diluted loss per share	$(0.16)	$(0.12)

Weighted average shares outstanding	12,433,360	7,500,000

See notes to Financial Statements.

Digital Ally, Inc.

Statements of Stockholders’ Equity

(Unaudited)

			Additional Paid In Capital	Subscriptions Receivable	Treasury Stock	Deficit Accumulated During Development Stage	Total
	Common Stock
	Shares	Amount
Balance, December 31, 2004	7,500,027	$7,500	$1,512,400	$—	$—	$(1,830,932)	$(311,032)
Shares issued for cash at $1.00/share, net of offering costs	4,700,000	4,700	4,109,668	—	—	—	4,114,368
Stock options issued for services	—	—	223,342	—	—	—	223,342
Net (loss)	—	—	—	—	—	(2,340,387)	(2,340,287)

Balance, December 31, 2005	12,200,027	12,200	5,845,410	—	—	(4,171,219)	1,686,391
Shares issued for cash at $1.75/share, net of offering costs	700,000	700	1,207,623	—	—	—	1,208,323
Stock option expense	—	—	752,588	—	—	—	752,588
Net (loss)	—	—	—	—	—	(1,955,371)	(1,955,371)

Balance, June 30, 2006	12,900,027	$12,900	$7,805,621	$—	$—	$(6,126,590)	$1,691,931

See notes to Financial Statements.

Digital Ally, Inc.

Statements of Cash Flows

	(Unaudited) Six Months Ended
	June 30, 2006	June 30, 2005
Cash Flows From Operating Activities
Net (loss)	$(1,955,371)	$(917,506)
Adjustments to reconcile net (loss) to cash flows (used in) operating activities
Depreciation	35,643	6,965
Stock option expense	752,588	—
Change in assets and liabilities
(Increase) decrease in
Accounts receivable – trade	(611,318)	(46)
Accounts receivable – other	(96,551)	—
Inventories	(350,600)	(26,181)
Prepaid expenses	(367,749)	20,000
Other assets
Increase (decrease) in
Accounts payable	226,252	(1,901)
Accrued expenses	(38,117)	7,527
Customer deposits	661	—
Commissions payable	73,187	—

Net cash (used in) operating activities	(2,331,375)	(911,142)

Cash Flows from Investing Activities
Purchases of Equipment	(157,385)	(505)

Net cash (used in) Investing Activities	(157,385)	(505)

Cash Flows from Financing Activities
Proceeds from sale of common stock	1,208,323	1,160,251
Net cash provided by Financing Activities	1,208,323	1,160,251

Increase (decrease) in cash	(1,280,437)	248,604

Cash, beginning of period	1,807,922	42,380

Cash, end of period	$527,485	$290,984

Supplemental disclosures of cash flow information
Cash payments for interest	$17,356	$40,193

See notes to Financial Statements.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Digital Ally, Inc. (the “Company”) was created to supply technology-based products based upon portable digital video and audio recording capabilities, primarily for the law enforcement and security industry. The Company has the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to customer’s requests.

The Company was formed on May 16, 2003 and was engaged from that date to March of 2006 in the design and development of product lines, implementing a business plan, establishing sales channels and development of business strategies. The Company began making sales in March of 2006 and became an operating company in the six months ended June 30, 2006.

The Following is a Summary of the Company’s Significant Accounting Policies:

Basis of Presentation

The financial statements for the six months ended June 30, 2006 and 2005 are unaudited and reflect all normal and recurring accruals and adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods presented.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and note payable approximate fair value because of the short-term nature of these items.

Revenue Recognition

Revenues from the sale of products are recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. As of June 30, 2006, there had been no impairment in the carrying value of long-lived assets.

Inventories

Inventories consist of electronic circuitry, boards and camera parts and are carried at the lower of cost (First in, First out Method) or market value.

Equipment

Equipment is recorded at cost. Depreciation is recorded by the straight-line method over the estimated life of the equipment, which ranges from 3 to 10 years.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the six months ended June 30, 2006 and 2005 was $112,578 and $21,975, respectively.

Earnings (Loss) Per Share

Basic Earnings (Loss) Per Share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted Earnings (Loss) Per Share shall be computed by including contingently issuable shares with the weighted average shares outstanding during the period. When inclusion of the contingently issuable shares would have an antidilutive effect upon earnings per share, no diluted earnings (loss) per share shall be presented. The following contingently issuable shares were not included in diluted earnings (loss) per common share as they would have an antidilutive effect upon earnings (loss) per share:

	June 30, 2006	June 30, 2005
Shares issuable upon conversion/exercise of:
Common stock options outstanding	2,700,000	—
Common stock warrants outstanding	470,000	—

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Costs

The Company expenses all research and development costs as incurred. Research and development expense was approximately $738,305 and $440,465 for the six months ended June 30, 2006 and 2005, respectively.

Income Taxes

Deferred taxes are provided for by a liability method wherein deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

The Company has two stock-based compensation plans, titled the 2005 and 2006 Stock Option and Restricted Stock Plans. Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which measures compensation as the difference between the fair market value of the stock at the date of award and the amount required to be paid for the stock (intrinsic value method).

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and therefore has not restated results for the prior periods. Under this transition method, stock-based compensation expense for the first six months of fiscal 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the provisions of APB Opinion No. 25, “Accounting for Stock Options” and related interpretive guidance (“APB 25”), and stock based compensation expense for all stock-based compensation granted after January 1, 2006 is based on the grant date fair value estimate in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is the option vesting term of five years.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company estimates fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

•	Expected term is determined using a weighted average of the contractual term and vesting period of the award.

•	Expected volatility of award grants made in the Company’s plan is measured using the weighted average of historical daily changes in the market price of the Company’s common stock over the expected term of the award.

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and

•	Forfeitures are based on the history of cancellations of awards granted by both companies and management’s analysis of potential forfeitures.

Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March 2005, the SEC issue Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in their adoption of SFAS 123R. See Note 7 to the financial statements for a further discussion of stock-based compensation.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to option granted under the stock option plans during the first half of 2005. For purposes of pro forma disclosures, the value of the options is estimated using the Black-Scholes option-pricing formula and amortized to expensed over the options’ vesting periods using the straight line method. The following pro forma information sets forth the net account for stock options during the six months ended June 30, 2005:

Six Months Ended June 30, 2005
Net loss, as reported	$(917,506)
Add: Stock-based employee compensation expense included in reported net loss	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	0

Pro forma net loss	$(917,506)

Basic and diluted loss per share:
As reported	$(0.12)

Pro forma	$(0.12)

In determining the pro forma amounts above during 2005, the value of each grant is estimated at the grant date using the minimum fair value method prescribed in SFAS No. 123 with the following assumptions: no dividends; risk free interest rate of 4.19% and expected life of 5 years.

The 2006 plan, approved by the Board of Directors, provides an additional 1,500,000 options as incentive based options to be issued to employees of the Company. No options were granted during the first six months of 2006 for this plan.

The fair value of stock warrants issued to non-employees is being accounted for using SFAS No. 123.

Related compensation expense is charged to income when incurred, with stock-based compensation expense for the six months ended June 30, 2006 and 2005 $752,588 and $0, respectively.

Segments of business: The Company currently only has one segment line of business.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 2. NOTE PAYABLE

In September 2004 the Company borrowed $500,000 from Acme Resources, LLC a Mississippi limited liability company controlled by certain stockholders of the Company. The note bears interest at an annual interest rate of 7% and was due on March 1, 2005. Subsequently, the Company entered into an agreement whereby the holder of the note could extend repayment monthly for a period of up to six months. The note has been extended to November 15, 2006. Interest expense for the six months ended June 30, 2006 and 2005 was $17,356 and $15,918, respectively.

The note is payable in cash or, at the option of the holder, by conversion of the note into 500,000 shares of the Company’s common stock. The holder of this note also received 166,667 shares of common stock for lending the money to the Company.

NOTE 3. CONCENTRATION OF CREDIT RISK

The Company, at this time, maintains its cash accounts at banks in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company has not experienced losses to date due to this circumstance.

NOTE 4. LICENSE AGREEMENT

The Company has an exclusive license agreement with Ingenient Technologies whereby the Company has been assigned the rights to certain licensed materials used in production. Payments of $75,000 in March of 2004 and $75,000 in May of 2005 were made. These payments were expensed under the provisions of SFAS No. 2 and No. 7. The term of each agreement is for three years from the date of each agreement, with automatic one year extensions thereafter, unless both parties agree otherwise in writing prior to the expiration dates of said agreements.

NOTE 5. COMMITMENTS

The Company has two non-cancelable operating lease agreements for office and warehouse space. The agreements expire May and October 2007. The Company also has entered into month to month leases. Rent expense for the six months ended June 30, 2006 and 2005 was $39,932 and $30,476, respectively, related to these leases.

The future minimum amounts due under the leases are as follows:

Year ending December 31:
2006	$39,852
2007	$48,811

$88,393

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 6 – GOING CONCERN CONSIDERATIONS

The Company’s financial statements have been presented on the basis that it is able to continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, the Company has suffered recurring losses from operations. As a result, there are uncertainties that raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amounts or classification of recorded liabilities that may result should the Company be unable to continue as a going concern.

As previously stated, the Company shipped its first completed units to customers in late March 2006, with shipments continuing to grow through second quarter. The Company intends to have its other product line completed in the near future.

Based on current projections, the Company initiated an additional capital raise in May 2006 to supplement working capital needs while we near full production. The Company may have a potential need for additional cash infusion from normal operating cash flow from sales activity.

NOTE 7 – STOCK BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board (“FASB”) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)” or the “Statement”). SFAS 123 (R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123 (R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance based awards, share appreciation rights, and employee share purchase plans. SFAS 123 (R) is replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The Company adopted SFAS 123 (R) as of January 1, 2006, using the modified prospective transition method for valuing stock options. Under this method, stock based compensation expense if recognized using the fair-value based accounting method for all employee awards granted, modified, or settled during a period. The effect of the Statement is to require the Company to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. The Company is not restating any of the prior period stock based compensation disclosures.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 7 – STOCK BASED COMPENSATION (continued)

The Company recorded pretax compensation expense of $752,588 for the six months ended June 30, 2006. The Company has recorded a full valuation allowance; therefore, no tax benefit is recognized.

The Company’s Board of Directors approved the 2005 stock option plan totaling 2,500,000 shares of common stock, with an exercise price equal to the fair value of the stock at the date of the grant. During 2005, 2,500,000 options were granted. These options consisted of two types: non-qualified options granted to Board of Director members in lieu of director fees, and incentive based options issued to employees of the Company. Of this granted total, 900,000 options vested immediately, and 350,000 options vest in varying amounts through September 2006.

Included in the 2,500,000 options granted in 2005 were 250,000 stock options issued to an officer of the Company that vest in the future if the Company achieves certain future financial performances. The total also includes 1,000,000 stock options issued to various employees that vest in the future if the Company achieves certain amounts of unit sales, with 350,000 of these options vested in the six months ended June 30, 2006.

The Company accounts for performance based options issued prior to January 1, 2006 under variable accounting in accordance with APB Opinion No. 25 (“Accounting for Stock Issued to Employees”) and related interpretations. Each reporting period, compensation is recorded on the difference between the fair value of stock at the end of each period and the amount required to be paid for the stock based upon estimates of the company achieving certain future performance criteria.

During the first quarter of 2006, the Board of Directors approved the 2006 option plan, which provides an additional 1,500,000 options as incentive based options to be issued to employees of the Company. No options were granted during the first quarter of 2006.

In September 2005, the Company issued 200,000 non-qualified options to non-employees in connection with various services these individuals provided in 2005, and for services to be provided in 2006. The Company accounts for the fair value of the options in accordance with SFAS No. 123 (“Accounting for Stock Based Compensation”) utilizing the Black-Scholes pricing model. Stock option expense for these options during the six months ended June 30, 2006 was $78,477, with an additional $26,159 accounted for in prepaid expenses for services yet to be rendered. The credit for this expense was to additional paid in capital.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 7 – STOCK BASED COMPENSATION (continued)

A summary of the options outstanding follows:

	Six Months Ended June 30, 2006		Year Ended December 31, 2005
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,700,000	—	—	—
Granted	—	$1.09	2,700,000	$1.09
Exercised	—	—	—	—
Cancelled	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	2,700,000	$1.07	2,700,000	$1.09

Exercisable at end of period	1,575,000	$1.07	1,075,000	$1.09

Weighted-average fair value for options granted during the period	2,700,000	$.81	2,700,000	$.81

A further summary about options outstanding at June 30, 2006, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00	2,500,000	9.2 years	$1.00	1,375,000	$1.00
$1.20 to $1.25	125,000	2.2 years	$1.22	125,000	$1.22
$2.30 to $2.50	75,000	3.6 years	$2.37	75,000	$2.37

Totals	2,700,000			1,575,000

As part of raising additional equity in 2005, the Company agreed to provide further compensation to the placement agents the equivalent of one Broker’s Warrant for every ten shares sold. With the maximum offer sold of $4.7 million (4.7 million shares), 470,000 Broker’s Warrants have been issued. These warrants vested at the time they were granted in September 2005, and may be exercised at any time commencing one year from the final closing and continuing for four years thereafter to purchase shares at an exercise price equal to 120% of the offering price of the shares in the private placement of $1 per share ($1.20). No warrants were exercised during the first six months of 2006.

As part of raising additional equity in 2006, the Company issued warrants to stockholders for the purchase of additional shares. One warrant was issued for every four shares purchased and can be exercised at any time from the date the shares were purchased at a price of $2.75 per share. These warrants expire two years after the date the original shares were purchased. During May of 2006, 700,000 shares were sold, with 175,000 warrants issued. None of these warrants were exercised as of June 30, 2006.

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 7 – STOCK BASED COMPENSATION (continued)

The following provides additional information related to the warrants issued:

	For the Six Months June 30, 2006		For the Year Ended December 31, 2005
Warrants	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	470,000	$1.20	—	—
Granted	175,000	2.75	470,000	$1.20
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at end of the period	645,000	$1.62	470,000	$1.20

Exercisable at end of the period	175,000	2.75	—	—

Weighted-average fair value for warrants granted during the period	—	$—	—	$.33

NOTE 8. INCOME TAXES

Net deferred tax assets include the following components as of June 30, 2006:

Total
Deferred tax assets:
Net operating loss carryforward	$2,496,249
Other	1,298 2,497,547

Valuation Allowance	(2,497,547)

Total	$—

The income tax provision (benefit) differs from the amount of income tax determined by applying the statutory federal income tax rate to pretax loss for the six months ended June 30, 2006 and 2005 due to the following:

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Computed “expected” tax benefit	$(684,380)	$(321,127)
Increase (decrease) in income taxes (benefits) resulting from:
Benefit from state taxes	$(117,322)	$(55,050)
Nondeductible expenses	2,450	1,948
Valuation allowance	799,252	374,229

Total provision for (benefit from) income taxes	$0	$0

Digital Ally, Inc.

Notes to Financial Statements – Unaudited (continued)

NOTE 8. INCOME TAXES (continued)

The Company has net operating losses of approximately $6,088,000 to carry forward for future tax purposes that expire from 2023 to 2025. It is reasonably possible the Section 382 limitations of Internal Revenue Service regulations may limit the amount of net operating loss carryforward. Due to the uncertainty surrounding the timing of the realization of the benefit from the net operation loss carryforward, the Company has recorded a valuation allowance to offset the deferred tax asset.

Digital Ally, Inc.

Financial Report

December 31, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Digital Ally, Inc.

Leawood, Kansas

We have audited the balance sheet of Digital Ally, Inc. as of December 31, 2005, and the related statements of operations and stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Ally, Inc. as of December 31, 2005, and the results of its operations and cash flows for the years ended December 31, 2005 and 2004.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has no sales yet, and has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

McGladrey & Pullen, LLP

Kansas City, Missouri

January 12, 2006, except for note 10 as to which the date is June 30, 2006.

Digital Ally, Inc.

Balance Sheets

December 31, 2005

Assets
Current assets
Cash (Note 3)	$1,807,922
Accounts receivable-other	14,630
Inventories	73,428
Prepaid expenses	259,829

Total current assets	2,155,809

Equipment	140,029
Less accumulated depreciation	29,794

110,234

Deposits	13,785

Total Assets	$2,279,829

Liabilities and Stockholders’ Equity
Current liabilities
Note payable (Note 2)	$500,000
Accounts payable	44,177
Accrued liabilities	40,216
Customer deposits	9,045

Total current liabilities	593,438

Commitments (Note 6)
Stockholders’ equity
Common stock, $0.001 par value; 75,000,000 shares authorized; 12,200,027 shares and issued and outstanding	12,200
Additional paid in capital	5,845,410
Accumulated deficit	(4,171,219)

Total stockholders’ equity	1,686,391

Total Liabilities and Stockholders’ Equity	$2,279,829

See notes to Financial Statements.

Digital Ally, Inc.

Statements of Operations

Years ended December 31, 2005 and 2004

	Year Ending December 31, 2005	Year Ending December 31, 2004
Revenue	$—	$—
Cost of sales	—	—

Gross profit	—	—
Operating expenses	2,309,529	1,551,002

Operating (loss)	(2,309,529)	(1,551,002)

Financial income (expense)
Interest income	28,804	—
Interest expense (Note 2)	(59,562)	(136,315)

	(30,757)	(136,315)

(Loss) before provision for income taxes	(2,340,286)	(1,687,317)
Income tax provision (Note 4)	—	—

Net (loss)	$(2,340,286)	$(1,687,317)

Basic and diluted loss per share	$(0.27)	$(0.35)

Weighted average shares outstanding	8,675,027	4,833,527

Digital Ally, Inc.

Statements of Stockholders’ Equity

Years ended December 31, 2005 and 2004

			Additional Paid In Capital	Subscriptions Receivable	Treasury Stock	Deficit Accumulated During Development Stage	Total
	Common Stock
	Shares	Amount
Balance December 31, 2003	3,278,400	$3,278	$300,772	$(1,000)	$—	$(143,615)	$159,435
Shares issued for cash at $0.75/share, net of offering costs	1,654,933	1,655	1,189,195	—	—	—	1,190,850
Collection of subscription receivable	—	—	—	1,000	—	—	1,000
Purchase of shares for the treasury	(100,000)	—	—	—	(100,000)	—	(100,000)
Issued shares in connection with debt	166,667	67	24,933	—	100,000	—	125,000
Net (loss)	—	—	—	—	—	(1,687,317)	(1,687,317)
Effect of reorganization/merger	2,500,027	2,500	(2,500)	—	—	—	—

Balance, December 31, 2004	7,500,027	7,500	1,512,400	—	—	(1,830,932)	(311,032)
Shares issued for cash at $1.00/share, net of offering costs	4,700,000	4,700	4,109,668	—	—	—	4,114,368
Stock options issued for services	—	—	223,342	—	—	—	223,342
Net (loss)	—	—	—	—	—	(2,340,387)	(2,340,287)

Balance, December 31, 2005	12,200,027	$12,200	$5,845,410	$—	$—	$(4,171,219)	$1,686,391

See notes to Financial Statements.

Digital Ally, Inc.

Statements of Cash Flows

Years ended December 31, 2005 and 2004

	Year Ending December 31, 2005	Year Ending December 31, 2004
Cash Flows From Operating Activities Net (loss)
Net (loss)	$(2,340,286)	$(1,681,317)
Adjustments to reconcile net (loss) to cash flows (used in) operating activities
Depreciation	21,045	8,340
Expenses paid by issuance of stock and options in lieu of cash	118,707	125,000
Loss on sale of equipment	4,755	—
Change in assets and liabilities (Increase) decrease in
Accounts receivable	(14,630)	—
Inventories	20,348	(26,095)
Prepaid expenses	(129,099)	(26,095)
Other assets	—	—
Increase (decrease) in
Accounts payable and accrued liabilities	50,991	(13,897)
Customer deposits	9,045	—

Net cash (used in) operating activities	(2,259,124)	(1,687,745)

Cash Flows From Investing Activities
(Increase) in deposits	—	(13,785)
Purchases of equipment	(97,828)	(41,738)
Proceeds from sale of equipment	8,127	—
Advance to stockholder	—	(100,000)

Net cash (used in) Investing Activities	(89,701)	(155,523)

Cash Flows From Financing Activities
Proceeds from notes payable	125,000	500,000
Collection of stock subscription receivable	—	1,000
Principal payments on notes payable	(125,000)	—
Proceeds from the issuance of common stock	4,114,368	1,190,850

Net cash provided by Financing Activities	4,114,368	1,691,850

Increase (decrease) in cash	1,765,543	(151,418)
Cash, beginning of period	42,380	193,798

Cash, end of period	$1,807,922	$42,380

Supplemental disclosures of cash flow information Cash payments for interest	$59,562	$11,315

Supplemental Schedule of Noncash Incesting and Financing Activities
Common stock to treasury in exchange for repayment of stockholder advance	$—	$100,000

Prepaid expenses related to stock options issued for services	$401,635	$—

See notes to Financial Statements.

Digital Ally, Inc.

Notes to Financial Statements

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Digital Ally, Inc. (the “Company”) was created to supply technology-based products based upon portable digital video and audio recording capabilities, primarily for the law enforcement and security industry. The Company has the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to customer’s requests.

The Following is a Summary of the Company’s Significant Accounting Policies:

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and note payable approximate fair value because of the short-term nature of these items.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. As of December 31, 2005, there had been no impairment in the carrying value of long-lived assets.

Inventories

Inventories consist of electronic circuitry, boards and camera parts and are carried at the lower of cost (First in, First out Method) or market value.

Equipment

Equipment is recorded at cost. Depreciation is recorded by the straight-line method over the estimated life of the equipment, which ranges from 3 to 10 years.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2005 and 2004 was $12,990 and $21,065, respectively.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (Loss) Per Share

Basic Earnings (Loss) Per Share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted Earnings (Loss) Per Share shall be computed by including contingently issuable shares with the weighted average shares outstanding during the period. When inclusion of the contingently issuable shares would have an antidilutive effect upon earnings per share, no diluted earnings (loss) per share shall be presented. The following contingently issuable shares were not included in diluted earnings (loss) per common share as they would have an antidilutive effect upon earnings (loss) per share:

	December 31, 2005	December 31, 2004
Shares issuable upon conversion/exercise of:
Common stock options outstanding	1,475,000	—
Common stock warrants outstanding	470,000	—

Research and Development Costs

The Company expenses all research and development costs as incurred. Research and development expense was approximately $1,061,000 and $876,000 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

Deferred taxes are provided for by a liability method wherein deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

The Company has a stock-based compensation plan titled the 2005 Stock Option and Restricted Stock Plan. The Company accounts for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which measures compensation as the difference between the fair market value of the stock at the date of award and the amount required to be paid for the stock (intrinsic value method). No compensation expense has been recognized in the years ended December 31, 2005 and 2004.

The following table illustrates the effect on net loss for the years ending December 31, 2005 and 2004, as if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net loss, as reported	$(2,340,287)	$(1,687,317)
Add: Stock-based employee compensation expense included in reported net loss	0	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(46,385)	0

Pro forma net loss	$(2,386,672)	$(1,687,317)

Basic and diluted loss per share:
As reported	$(0.27)	$(0.35)

Pro forma	$(0.28)	$(0.35)

In determining the pro forma amounts above during 2005, the value of each grant is estimated at the grant date using the minimum fair value method prescribed in SFAS No. 123 with the following assumptions: no dividends; risk free interest rate of 4.19% and expected life of 5 years.

The fair value of stock warrants issued to non-employees is being accounted for using SFAS No. 123. Related compensation expense is charged to income when incurred.

Segments of business: The Company currently only has one segment line of business.

Recently Issued Accounting Standards:

In December 2004, the Financial Accounting Standards Board (“FASB”) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)” or the “Statement”). SFAS 123 (R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123 (R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance based awards, share appreciation rights, and employee share purchase plans. SFAS 123 (R) is replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123 (R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company will be required to apply SFAS 123 (R) as of the beginning of its first interim period that begins after December, 15, 2005, which will be the year ending December 31, 2006.

SFAS 123 (R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, and the entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt SFAS 123 (R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being the future compensation strategy. The pro forma compensation costs presented in the table above has been calculated using a minimum value method prescribed in SFAS No. 123 and may not be indicative of the amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

NOTE 2. NOTE PAYABLE

In September 2004, the Company borrowed $500,000 from Acme Resources, LLC a Mississippi limited liability company controlled by certain stockholders of the Company. The note bears interest at an annual interest rate of 7% and was due on March 1, 2005. Subsequently, the Company entered into an agreement whereby the holder of the note could extend repayment monthly for a period of up to six months. The note has been extended to May 2006. Interest expense for the years ended December 31, 2005 and 2004 was $35,000 and $11,315, respectively.

The note is payable in cash or, at the option of the holder, by conversion of the note into 500,000 shares of the Company’s common stock. The president of the Company personally guaranteed the Company’s obligations and pledged 666,667 shares of his restricted common stock as collateral. The holder of this note also received 166,667 shares of common stock for lending the money to the Company. Interest expense of $125,000 was recorded in 2004 relating to the amortization of the fair value of the common stock issued.

NOTE 3. CONCENTRATION OF CREDIT RISK

The Company, at this time, maintains its cash accounts at banks in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company has not experienced losses to date due to this circumstance.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 4. INCOME TAXES

Net deferred tax assets include the following components as of December 31, 2005:

Total
Deferred tax assets:
Net operating loss carryforward	$1,696,550
Other	1,805

1,698,355
Valuation Allowance	(1,698,355)

Total	$0

The income tax provision (benefit) differs from the amount of income tax determined by applying the statutory federal income tax rate to pretax loss for the years ended December 31, 2005 and 2004 due to the following:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Computed “expected” tax benefit	$(795,698)	$(573,688)
Increase (decrease) in income taxes (benefits) resulting from:
Benefit from state taxes	$(140,417)	$(101,239)
Nondeductible expenses	4,808	72,386
Valuation allowance	931,307	602,541

Total provision for (benefit from) income taxes	$0	$0

The Company has net operating losses of approximately $4,139,000 to carry forward for future tax purposes that expire from 2023 to 2025. It is reasonably possible the Section 382 limitations of Internal Revenue Service regulations may limit the amount of net operating loss carryforward. Due to the uncertainty surrounding the timing of the realization of the benefit from the net operation loss carryforward, the Company has recorded a valuation allowance to offset the deferred tax asset.

NOTE 5. LICENSE AGREEMENT

The Company has an exclusive license agreement with Ingenient Technologies whereby the Company has been assigned the rights to certain licensed materials used in production. Payments of $75,000 in March of 2004 and $75,000 in May of 2005 were made. These payments were expensed under the provisions of SFAS No. 2 and No. 7. The term of each agreement is for three years from the date of each agreement, with automatic one year extensions thereafter, unless both parties agree otherwise in writing prior to the expiration dates of said agreements.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 6. COMMITMENTS

The Company has two non-cancelable operating lease agreements for office and warehouse space. The agreements expire May and October 2007. The Company also has entered into month to month leases. Rent expense for the years ended December 31, 2005 and 2004 was $73,143 and $59,751, respectively.

The future minimum amounts due under the leases are as follows:

Year ending December 31:

2006	$77,965
2007	$47,811

$125,776

NOTE 7. MERGER

In December 2004, the Company affected a reverse stock split in which it exchanged one new share of common stock for three existing shares of common stock. Immediately following this reverse stock split, all outstanding shares of common stock were exchanged for 5,000,000 shares of common stock newly issued by Vegas Petra, Inc. a Nevada Corporation. These shares represented 66.7% of the then outstanding shares of the combined companies.

At the time of the transaction, Vegas Petra, Inc. had no assets or liabilities. The acquisition was recorded as a reverse acquisition and the historical operations of Digital Ally, Inc. will continue as the history of the combined Company. In conjunction with the transaction, Vegas Petra, Inc. changed its name to Digital Ally, Inc.

The statements of stockholders’ equity and shares and per share amounts have been retroactively restated to reflect the reverse stock split.

NOTE 8 – STOCK BASED OPTIONS AND WARRANTS

The Company’s Board of Directors approved a stock option plan totaling 2,500,000 shares of common stock, with an exercise price equal to the fair value of the stock at the date of the grant. During 2005, 2,500,000 options were granted. These options consisted of two types: non-qualified options granted to Board of Director members in lieu of director fees, and incentive based options issued to employees of the Company. Of this granted total, 900,000 options vested immediately, and the remaining 350,000 options vest in varying amounts through September 2006.

Included in the 2,500,000 options granted in 2005 were 250,000 stock options issued to an officer of the Company that vest in the future if the Company achieves certain future financial performances. The total also includes 1,000,000 stock options issued to various employees that vest in the future if the Company achieves certain amounts of unit sales.

The Company accounts for performance based options under variable accounting in accordance with APB Opinion No. 25 (“Accounting for Stock Issued to Employees”) and related interpretations. Each reporting period, compensation is recorded on the difference between the fair value of stock at the end of each period and the amount required to be paid for the stock based upon estimated of the Company achieving certain performance criteria.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 8 – STOCK BASED OPTIONS AND WARRANTS (continued)

In September 2005, the Company issued 200,000 non-qualified options to non-employees in connection with various services these individuals provided in 2005, and for services to be provided in 2006. The Company accounts for the fair value of the options in accordance with SFAS No. 123 (“Accounting for Stock Based Compensation”) utilizing the Black-Scholes pricing model. Consulting and legal expense that has been charged to income for these options during the year ended December 31, 2005 was $52,318 and $66,389, respectively ($118,707 total), with an additional $104,635 accounted for in prepaid expenses for services yet to be rendered. The credit for this expense was to additional paid in capital.

A summary of options issued for the years ended December 31, 2005 and 2004 is as follows:

	For the Year Ended December 31, 2005		For the Year Ended December 31, 2004
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	—	—	—
Granted	2,700,000	$1.09	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—
Forfeited	—	—	—	—
Outstanding at end of year	2,700,000	$1.09	—	—

Exercisable at end of year	1,075,000	$1.09	—	—

Weighted-average fair value for options granted during the year	2,700,000	$.81	—	—

A further summary about options outstanding at December 31, 2005, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00	2,500,000	9.7 years	$1.00	900,000	$1.00
$1.20 to $1.25	125,000	2.6 years	$1.22	125,000	$1.22
$2.30 to $2.50	75,000	4.0 years	$2.37	50,000	$2.30

Totals	2,700,000			1,075,000

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 8 – STOCK BASED OPTIONS AND WARRANTS (continued)

As part of raising additional equity in 2005, the Company agreed to provide further compensation to the placement agents the equivalent of one Broker’s Warrant for every ten shares sold. With the maximum offer sold of $4.7 million (4.7 million shares), 470,000 Broker’s Warrants have been issued. These warrants vested at the time they were granted in September 2005, and may be exercised at any time commencing one year from the final closing and continuing for four years thereafter to purchase shares at an exercise price equal to 120% of the offering price of the shares in the private placement of $1 per share ($1.20).

The following provides additional information related to the warrants issued:

	For the Year Ended December 31, 2005		For the Year Ended December 31, 2004
Warrants	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	—	—	—
Granted	470,000	$1.20	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at end of year	470,000	$1.20	—	—

Exercisable at end of year	—	—	—	—

Weighted-average fair value for warrants granted during the year	—	$.33	—	—

The weighted-average remaining life is 4.7 years.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 9 – GOING CONCERN CONSIDERATIONS

The Company’s financial statements have been presented on the basis that it is able to continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, the Company has no sales in 2005 or 2004, and has suffered recurring losses from operations. As a result, there are uncertainties that raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amounts or classification of recorded liabilities that may result should the Company be unable to continue as a going concern.

As of the date of these financial statements, the Company is confident that we are nearing completion of final testing, with production soon to follow. Company management is making plans for also commencing shipment to customers during the first quarter of 2006 for both product lines.

Based on current projections, the Company may have a potential need for additional cash infusion aside from normal operating cash flow from sales activity. Company management is positioned to initiate an additional capital raise during 2006 as deemed necessary.

NOTE 10 – SUBSEQUENT EVENT

The 2005 and 2004 financial statements of the Company had previously reported as a development stage company. The Company was formed on May 16, 2003 and activities through December 31, 2005 included design and development of product lines, implementing a business plan, establishing sales channels, development of business strategies and formulating a strategy to raise equity. The Company began making sales in March of 2006 and became an operating company as of June 30, 2006. The 2005 and 2004 financial statements have been retroactively changed to reflect the activities of an operating company with no effect on stockholders’ equity or net income.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

DIGITAL ALLY, INC.

6,753,750 shares

common stock

$.001 par value

PROSPECTUS

            , 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

The General Corporation Law of the State of Nevada, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s articles of incorporation and bylaws provide that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the registration statement.

Securities and Exchange Commission Registration Fee	$1,554
Legal Fees and Expenses	70,000
Accounting Fees and Expenses	25,000
Other Expenses	1,000

Total Expenses	$97,554

Item 26.	Recent Sales of Unregistered Securities.

The Company made a private placement of its common stock to accredited investors at a price of $1.00 per share for $4,700,000 of gross proceeds from February to September 2005. The Company sold the offering through broker-dealers registered with the National Association of Securities Dealers, Inc. (“NASD”). The Company paid a commission of 10% of the price of the shares sold. It also paid an unaccountable expense allowance of $5,000 plus 3% of the price of the shares beyond the first 2,500,000 shares and received reimbursement for up to $30,000 of certain accountable expenses. The Company issued 470,000 warrants to the broker-dealers. Each warrant is exercisable for a term of five years at a price of $1.20 per share. The shares were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act.

From May to September 2006, the Company completed a private placement of 959,000 units to accredited investors at a price of $1.75 per unit, for a total of $1,678,250 in gross proceeds. Each unit consists of one share of common stock of the Company and one-fourth of a common stock purchase warrant. One full warrant was issued for every four units sold in the offering. Each warrant is exercisable to purchase one share of common stock at a purchase price of $2.75 per share for a term of two years. The Company sold units directly to investors and through broker-dealers registered with the NASD. The Company paid commissions of 5% of the price of the units and an unaccountable expense allowance of 3% of the selling price of the units for units sold by the broker-dealers. The Company paid a total of $ 22,663 in commissions and $13,598 as unaccountable expense allowance to broker-dealers in connection with the units they sold to investors. The units were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act.

Item 27.	Exhibits

Exhibit Number	Description	Reference

2.1	Plan of Merger among Vegas Petra, Inc., a Nevada corporation, and Digital Ally, Inc., a Nevada corporation, and its stockholders, dated November 30, 2004.	Filed herewith

3.1	Amended and Restated Articles of Incorporation of Registrant, dated December 13, 2004.	Filed herewith

3.2	Amended and Restated By-laws of Registrant	Filed herewith

3.3	Audit Committee Charter, dated September 22, 2005	Filed herewith

3.4	Compensation Committee Charter, dated September 22, 2005	Filed herewith

4.1	Form of Common Stock Certificate	Filed herewith

4.2	Form of Common Stock Purchase Warrant	Filed herewith

5.1	Opinion of Quarles & Brady Streich Lang LLP as to the legality of securities being registered (includes consent)	Filed herewith.

10.1	2005 Stock Option and Restricted Stock Plan	Filed herewith.

10.2	2006 Stock Option and Restricted Stock Plan	Filed herewith.

10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan	Filed herewith.

10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan	Filed herewith.

10.5	Promissory Note Extension between Registrant and Acme Resources, LLC, dated May 4, 2006, in the principal amount of $500,000	Filed herewith

23.1	Consent of McGladrey & Pullen LLP	Filed herewith.

23.2	Consent of Quarles & Brady Streich Lang LLP (Included in 5.1 above)	Filed herewith.

24.1	Power of Attorney	Filed herewith

Item 28.	Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	For determining any liability under the Securities Act of 1933 (the “Securities Act”), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	Reliance on Rule 430A:

(1)	For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(I), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2)	For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offering in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Leawood, State of Kansas, on October 16, 2006.

DIGITAL ALLY, INC., a Nevada corporation

/s/ Stanton E. Ross
Name: Stanton E. Ross
Title: Chairman & Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Stanton E. Ross	October 16, 2006
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Ritchie	October 16, 2006
Leroy C. Richie, Director

/s/ Edward Juchniewicz	October 16, 2006
Edward Juchniewicz, Director

/s/ Elliot M. Kaplan	October 16, 2006
Elliot M. Kaplan, Director

/s/ Jeffrey A. Bakalar	October 16, 2006
Jeffrey A. Bakalar, Chief Financial Officer, Secretary and Treasurer